As filed with the Securities and Exchange Commission on July 11, 2011
Registration No. 333-________

United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________

NEXT FUEL, INC.
(Exact name of registrant as specified in its charter)

Nevada	4932	32-2305768
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

821 Frank Street, Sheridan, WY 82801  (307) 674-2145
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and agent for service)

______________________

Copies to:

James F. Verdonik, Esq.
Ward and Smith, P. A.
5430 Wade Park Boulevard, Suite 400
Raleigh, NC  27607
(919)277-9100
______________________

Approximate date of commencement of proposed sale to public: as soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer. ☐	Accelerated Filer. ☐
Non-accelerated filer. ☐	Smaller reporting company. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock(1)	1,400,000	$4.53	$6,335,000.00	$736.00

(1)
Represents an aggregate of (i) 1,400,000 shares of common stock being registered for resale on behalf of the selling stockholders of such securities and (ii) pursuant to Rule 416 under the Securities Act, an indeterminate number of shares of common stock that are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions affecting the shares of the selling stockholder.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.  Share price determined based upon the average of the high and low reported prices on the OTCBB ($4.60 and $4.45 respectively) on July 6, 2011, and an aggregate of 1,400,000 shares of common stock.

Next Fuel, Inc. hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and Next Fuel, Inc. and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

Subject to completion, dated
July 11, 2011

NEXT FUEL, INC.

1,400,000  shares of Common Stock

This prospectus relates to 1,400,000 shares of common stock of Next Fuel, Inc. which may be offered by the selling stockholders identified on page 40 of this prospectus from their own account.  We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

The shares of common stock being offered by the selling shareholders pursuant to this prospectus are “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act to allow for a sale by the selling stockholders to the public without restriction. Each of the selling stockholders and the participating brokers or dealers may be deemed to be an “underwriter” within the meaning of the Securities Act, in which event any profit on the sale of shares by such selling stockholder, and any commissions or discounts received by the brokers or dealers, may be deemed to be underwriting compensation under the Securities Act.

Our common stock is quoted on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol “NXFI.” On July 7, 2011, the last reported sale price of our common stock was $4.60 per share.

Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 10 of this prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 11, 2011.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover. You should rely only on the information contained or incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the Risk Factors set forth herein, including the following:

I. Risks associated with our financial condition.

If we fail to begin to generate sufficient revenue during the next year, we expect we will need to obtain funds from additional financings or other sources for our business activities. If we do not receive these funds, we would need to reduce, delay or eliminate some of our expenditures.

We have only limited  operating history that you can use to evaluate an investment in us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays that we may encounter because we are a small company.  As a result, we may not be profitable and we may not be able to generate sufficient revenue to develop as we have planned.

We have test agreements, which require us to pay expenses, but which do not currently generate revenue for us and may never lead to revenue generation.

If we enter into revenue generating contracts, we may not be successful in enforcing the long-term payment obligations we seek.

We expect to utilize intermediaries and partners in the countries in which we operate, which may require us to grant exclusive rights and share substantial revenue with such intermediaries and partners.

II.  Risks associated with our technology and services.

We expect that commercial development and operations of projects of our clients will be subject to risks of delay and cost overruns, which will delay and decrease our revenue.

 Our technology has not been tested in commercial projects.  We might not successfully develop and implement our technology in commercial-scale operations.

Our clients may operate their projects in ways that adversely affect the amount of gas generated utilizing our technology which would adversely affect the amount of revenue we generate, as well as our ability to attract new clients.

We may not have enough insurance to cover all of the risks we face.

We may not be able to develop a market for our technology, which will most likely cause our stock price to decline.

Our business, including results of operations and reputation, could be adversely affected by process safety and product stewardship issues.

The development projects our clients operate utilizing our technology may result in short to mid-term accumulations in coal seam formation water, which might deteriorate ground water quality.  Public and regulatory reaction might adversely impact our business, whether or not there is any scientific basis for environmental or health concerns.

Gas produced in projects that utilize our technology may consist of both methane and a minor fraction of carbon dioxide, which may need further scrubbing to reach market gas quality, which would increase the project's operating expenses thereby making our technology less attractive to project operators.

Our lack of diversification will increase the risk of an investment in us.

Confidentiality agreements with employees and others may not adequately prevent disclosures of trade secrets and other proprietary information.

III.  Risks associated with our market, customers and partners.

Many of our competitors have significantly more resources than we do, and technologies developed by competitors could become more commercially successful than ours or render our technologies obsolete.

If prices or margins for coal, biomass, nuclear, wind, solar and other energy sources that compete with natural gas decrease, projects that utilize our technology may not be economical.

We will depend on strategic relationships with site owners, engineering companies, and other industry participants.  If we are not successful in entering into and achieving the benefits of these relationships, this could negatively impact our business.

Natural gas prices are highly volatile and lower prices will negatively affect our financial condition, planned capital expenditures and results of operations.

 IV.  Risks associated with our shareholders, officers, directors and employees

Our success depends on the performance of our executive officers and key personnel, the loss of who would disrupt our business operations.

Some of our key personnel have non-competition, confidentiality and other agreements with former employers. These rights of former employers, if enforceable, would restrict their ability to work for us or otherwise limit their ability to perform their duties for us.

We have limited management and staff and will be dependent upon partnering arrangements.

We will need additional specialized personnel to implement our business plan. As energy demand grows, these personnel may become more difficult to recruit and retain.

Insiders  have substantial control over the combined company and could delay or prevent a change in corporate control, including a transaction in which the combined company’s stockholders could sell or exchange their shares for a premium.

We have entered into a test agreement with investor affiliates, who have a representative, Mr. Guangwei Guo, on our Board of Directors. Our business may suffer because of inherent conflicts of interest with our investors.

V.  Risks associated with Regulatory Matters that affect our business.

We and our prospective coal to gas clients are subject to extensive laws relating to the protecting the environment. These laws may increase the cost of operating projects that utilize our technology or affect demand for the gas these projects will produce.

Terrorist threats and U.S. military actions could result in a material adverse effect on our business.

If we are unable to obtain and maintain protection for the intellectual property relating to our technology and services, the value of our technology and services will be adversely affected.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and services could be adversely affected.

If we infringe or are alleged to infringe intellectual property rights of third parties, it will adversely affect our business.

We could have potential indemnification liabilities to licensees relating to the operation of projects gas generation that utilize our technology or intellectual property disputes.

Changes in government policies and laws could adversely affect our financial results.

Legislative and regulatory initiatives related to global warming and climate change could have an adverse effect on our operations and the demand for oil and natural gas.

We are subject to numerous laws and regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations may incur substantial expenses and resulting liabilities from compliance with environmental laws and regulations.

VI.  Risks associated with our securities.

Compliance with regulations governing public company corporate governance and reporting is uncertain and expensive.  Recent changes in our business are likely to increase our compliance costs and the amount of management time required.

As a result of being a public company, we are obligated to develop and maintain proper and effective internal control over financial reporting and are subject to other requirements that will be burdensome and costly. We may not timely complete our analysis of our internal control over financial reporting, or these internal controls may not be determined to be effective, which could adversely affect investor confidence in our company and, as a result, the value of our common stock.

Any issuance of shares of our common stock or senior securities in the future could have a dilutive effect on the value of our existing stockholders’ shares.

Future sales of restricted shares could decrease the price a willing buyer would pay for shares of our common stock and impair our ability to raise capital.

We could be required to pay liquidated damages to the selling stockholders if we fail to maintain the effectiveness of this registration statement.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Our Common Stock Is A “Penny Stock,” And Compliance With Requirements For Dealing In Penny Stocks May Make It Difficult For Holders Of Our Common Stock To Resell Their Shares.

If the estimates that we make, or the assumptions upon which we rely, in preparing our financial statements prove inaccurate, our future financial results may vary from expectations. Failure to meet expectations may decrease the market price of our securities

If significant business or product announcements by us or our competitors cause fluctuations in our stock price, an investment in our stock may suffer a decline in value.

There low trading volume of our Common Stock in the public market for our shares and we cannot assure you that an active trading market or a specific share price will be established or maintained.

Securities analysts may not initiate coverage of our shares or may issue negative reports, which may adversely affect the trading price of the shares.

Because our stock is thinly traded and out market capitalization is low, we may not be able to attract the attention of major brokerage firms or institutional investors.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

SUMMARY

Overview of Our Business

Next Fuel, Inc. (OTC BB: NXFI), sometimes referred to in this prospectus as “we,” “us,” “our”, "the Company" or “Next Fuel,” purchased  certain technology and intellectual property useful in extracting natural gas from coal (the "Coal-to-Gas" or "CTG") Technology from five individuals (the "Sellers") pursuant to a Technology and Intellectual Property Purchase Agreement dated as of March 28, 2011 (the "Technology Purchase Agreement").  Four of the five individuals who developed the acquired technology and intellectual property joined the Company as officers and employees.  Our current business, which we began pursuing after our acquisition of that technology, is based on the acquired Coal-to-Gas Technology.

Our principal office and mailing address is located at 821 Frank Street, Sheridan, Wyoming 82801 and our telephone number is (307) 674-2145.

We develop and commercialize innovative technologies associated with renewable energy, such as unconventional natural gas production from lower grade coal, lignite, oil shale and other carbonaceous deposits. We refer to this generally as Coal-to-Gas Technology.

We are a technology provider and service company that assists owners of natural gas production resources to increase the efficiency of their operations by providing CTG technology and technical support services utilizing our CTG technology.  We do not plan to own or develop natural gas production projects.

We focus on "natural gas" that is a byproduct of microorganisms interacting with dissolved bioamenable carbon compounds in coal beds.  Our CTG Technology maximizes these natural processes to enable owners of carbonaceous deposits, like coal and lignite, to enhance and resume commercial scale natural gas production from declining and/or depleted coal bed natural gas (CBNG) wells and/or initiate and sustain biogenic methane production in coal and other carbon formations in which native microorganisms are active.

The Offering

The shares offered hereby consist of 1,400,000 shares owned by investors who acquired their shares from us in offerings that were exempt from registration under the Securities Act of 1933. The investors will receive all the proceeds of sale of their shares. We will not receive any of the proceeds of sale.  See "Selling Stockholders" and "Plan of Distribution" for additional information about the selling stockholders and the offering.

RISK FACTORS

The description of our business section and other parts of this Prospectus contain forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those described below.

You should carefully consider the risk factors listed below, together with all of the other information included in this Prospectus, before investing in our common stock.  The risks and uncertainties described below encompass many of the risks that could affect our business and the value of our stock. Not all risks and uncertainties are described below.  Risks that we do not know about could arrive and issues we now view as minor could become more important.  If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected.  In that case, the trading price of our common stock could decline and you may lose all or part of your investment in us.

We have organized these risk factors into the following categories below.

•	our financial condition;

•	our technology and services;

•	our market, customers and partners;

•	our shareholders, officers, directors and employees;

•	regulatory matters that affect our business; and

•	our securities.

I. Risks associated with our financial condition.

If we fail to begin to generate sufficient revenue during the next year, we expect we will need to obtain funds from additional financings or other sources for our business activities. If we do not receive these funds, we would need to reduce, delay or eliminate some of our expenditures.

As of March 31, 2011, we had approximately $300,000 of debt and nominal cash and cash equivalents to fund operations.  During April, May and June of 2011, we raised approximately $3,450,000 through sales of 1,450,000 shares of our Common Stock.  We used part of the sales proceeds to repay our debt.  We expect the remainder of the sales proceeds will be sufficient to fund operations for the next twelve months.

If we fail to begin to generate sufficient revenue after that period, we expect we will need to raise additional capital to accomplish our business plan through debt or equity financing, joint ventures, license agreements, sale of assets, as well as various other financing arrangements. If we obtain additional funds by issuing equity securities, dilution to stockholders may occur. In addition, preferred stock could be issued without stockholder approval and the terms could include dividend, liquidation, conversion, voting and other rights more favorable than the rights of the holders of our common stock. If we obtain funds through debt financing, it may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring additional debt, making capital expenditures or declaring dividends. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

There can be no assurance that we will be able to raise the additional capital from third parties on terms acceptable to us or to fund the additional capital requirements internally.

If adequate funds are not available, we may be required to reduce, delay or eliminate expenditures for our future project and R&D development and other activities, or seek to enter into a business combination transaction with or sell assets to another company.  We could also be forced to license to third parties the rights to commercialize additional products or technologies that we would otherwise seek to develop ourselves. The transactions outlined above may not be available to us when needed or on terms acceptable or favorable to us.

We have only limited operating history that you can use to evaluate an investment in us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays that we may encounter because we are a small company.  As a result, we may not be profitable and we may not be able to generate sufficient revenue to develop as we have planned.

We began to conduct our business operations in April 2011 and have no customers or revenue generating contracts.  If we cannot generate revenue, we may have to alter or delay implementing our plan of operations.  We will require additional financing which may require the issuance of additional shares that will dilute the ownership held by our stockholders.  We will require significant financing to implement our current business strategy and our inability to obtain such financing could prohibit us from executing our business plan and cause us to slow down our expansion of operations.

We have test agreements, which require us to pay expenses, but which do not currently generate revenue for us and may never lead to revenue generation.

Our test agreements require us to incur expenses, but do not generate revenue for us.  These agreements may never lead to revenue generation.  We expect our potential customers will have long sales cycles and we expect most of the revenue we eventually generate will be spread over a number of years and not large upfront fees.  We do not expect to begin generating any revenue for a year after we enter into our first customer contract.  Until we begin generating revenue, we will depend totally on capital raising to fund our operations.

If we enter into revenue generating contracts, we may not be successful in enforcing the long-term payment obligations we seek.

Our revenue generation model is to enter into agreements that provide for long-term revenues from the gas fields in which customers deploy our technology.  Customers may employ a variety of strategies to eliminate or reduce the revenue we generate.  We cannot limit the benefits of our technology to legal boundaries of land owned by licensees who enter into contracts with us, because we cannot control the flow of the ground water into which our materials flow.  These payment avoidance strategies may include deploying our technology in areas that benefit nearby property owners, or selling property to persons who are not under a contractual obligation to pay us.  Since initially most of our operations are likely to be outside the United States, we may not be able to enforce our rights against people who benefit from our technology.

We expect to utilize intermediaries and partners in the countries in which we operate, which may require us to grant exclusive rights and share substantial revenue with such intermediaries and partners.

We expect the intermediaries and partners we intend to use in different countries will demand exclusivity and other rights which will limit our ability to do business without them and that we will have to share substantial revenue opportunities with such intermediaries and partners.

II.  Risks associated with our technology and services.

We expect that commercial development and operations of projects of our clients will be subject to risks of delay and cost overruns, which will delay and decrease our revenue.

We anticipate our revenue will be primarily derived from a percentage of sales of gas from the resource projects we assist clients to develop.  Many factors beyond our control affect the development and operation of projects by our clients.  Development and operations of projects will be subject to substantial risks of delay or cost overruns.  Delays in development or operation of the projects could directly adversely impact both the timing and amount of revenue we generate.

Our technology has not been tested in commercial projects.  We might not successfully develop and implement our technology in commercial-scale operations.

Most of our testing has occurred in the laboratory with only a small amount of field testing.  Commercial scale operations may involve factors of which we are not aware that impede implementation of our technology and that result in lower gas production than we expect based on our limited testing.  We may never successfully develop and implement our technology in commercial-scale operations, and as a result, our business, financial condition and results of operations would be materially adversely affected.

Our clients may operate their projects in ways that adversely affect the amount of gas generated utilizing our technology which would adversely affect the amount of revenue we generate, as well as our ability to attract new clients.

We will not manage or implement overall operations in the projects in which our clients utilize our technology.  Actions or omissions by our clients may result in lower gas production than we expect, which would adversely affect the amount of revenue we generate, as well as our ability it attract new clients.  It is imperative that initial projects produce targeted gas generation results if we are to build our reputation in the industry.  Consequently, we are particularly vulnerable to mistakes by our clients in the first several projects we undertake.

We may not have enough insurance to cover all of the risks we face.

We cannot insure fully against pollution, environmental and intellectual property infringement risks. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

We may not be able to develop a market for our technology, which will most likely cause our stock price to decline.

The demand and price for our technology will be based upon the existence of markets for them.  The extent to which we may gain a share of our intended markets will depend, in part, upon the cost effectiveness and performance of our technology when compared to alternative products and services, which may be conventional or heretofore unknown.  If the products and services of other companies provide more cost-effective alternatives or otherwise outperform our technology, the demand for our technology may be reduced resulting in lower revenue than we expect.  Our success will depend upon market acceptance of our technology.  Failure of our technology to achieve and maintain meaningful levels of market acceptance would materially and adversely affect our business, financial condition, results of operations and market penetration.  This would likely cause our stock price to decline.

Our business, including results of operations and reputation, could be adversely affected by process safety and product stewardship issues.

Failure to appropriately manage safety, human health and environmental risks associated with our CTG technology and processes could adversely impact employees, communities, stakeholders, our reputation and results of operations.  Public perception of the risks associated with our CTG technologies could impact its acceptance and influence the regulatory environment in which we operate. Issues could be created by events outside of our control, including natural disasters, severe weather events and acts of sabotage.

The development projects our clients operate utilizing our technology may result in short to mid-term accumulations in coal seam formation water, which might deteriorate ground water quality.  Public and regulatory reaction might adversely impact our business, whether or not there is any scientific basis for environmental or health concerns.

We implement our technology by injecting into in ground carbonaceous deposits and circulating mineral salts as amendments for the stimulation of microbial pathways to make methane.  If the injection dosage is excessive and the post-production abatement is inadequate, unconsumed amendments may accumulate and diffuse in the coal seam formation water.  Similarly, some unmetabolized coal constituents may be released into the formation water, increasing its level of total dissolved solids.  Ground water purity is an increasing public and regulatory concern. Our technology may become confused with other more harmful techniques utilized by competitors. Public and regulatory reaction might adversely impact our business, whether or not there is any scientific basis for environmental or health concerns.

 Gas produced in projects that utilize our technology may consist of both methane and a minor fraction of carbon dioxide, which may need further scrubbing to reach market gas quality, which would increase the project's operating expenses thereby making our technology less attractive to project operators.

We expect small amounts of carbon dioxide will be generated in the microbial pathways involved in methane generation.  Although coal seams have preferential sorption for carbon dioxide (which can also be reduced back to methane by specific groups of microbes), residual CO2 may still exist in the product gas.  If its concentration exceeds the market standard, additional processing such as scrubbing will need to be done, increasing the gas production cost.  Such additional expense would make our technology less attractive to project operators.

Our lack of diversification will increase the risk of an investment in us.

Our current business focus is on the licensing of technology to accelerate the production of coalbed methane gas. Larger companies have the ability to manage their risks by diversification. However, we currently lack significant diversification, in terms of both the nature and geographic scope of our business. As a result, we will likely be impacted more acutely by factors affecting our industry than we would if our business was more diversified, increasing our risk profile. Such factors include fluctuations in prices of natural gas, natural disasters, restrictive governmental regulations, transportation capacity constraints, weather, curtailment of production or interruption of transportation.

Confidentiality agreements with employees and others may not adequately prevent disclosures of trade secrets and other proprietary information.

We rely in part on trade secret protection to protect our confidential and proprietary information and processes. However, trade secrets are difficult to protect. We have taken measures to protect our trade secrets and proprietary information, but these measures may not be effective. We have entered into employment and other agreements with several key employees, which include non-competition and confidentiality obligations.  Such obligations may be difficult or impossible to enforce under applicable laws, or we may not have adequate remedies for any resulting losses. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

III.  Risks associated with our market, customers and partners.

Many of our competitors have significantly more resources than we do, and technologies developed by competitors could become more commercially successful than ours or render our technologies obsolete.

Development and commercialization of coal to gas and related production techniques is highly competitive.  Other technologies could become more commercially successful than ours. Our technology is a refinement of basic science that has been used by several companies in gas development projects over the past 60 years.  Our competitors include major integrated energy companies, as well as independent technology providers that have developed or are developing competing technologies. These companies typically have significantly more resources than we do.

As our competitors continue to develop competing technologies, one or more of our current technologies could become obsolete.  Our ability to create and maintain technological advantages is critical to our future success.  As new technologies develop, we may be placed at a competitive disadvantage forcing us to implement new technologies at a substantial cost.  We may not be able to successfully develop or expend the financial resources necessary to acquire or develop new technology.

If prices for coal, biomass, nuclear, wind, solar and other energy sources that compete with natural gas decrease, projects that utilize our technology may not be economical.

Because the gas produced by projects utilizing our technology are expected to compete in markets with other energy products, decreases in prices for competing energy products could adversely affect the operating results of projects that utilize our technology.  Factors that could cause changes in the prices and availability of competing energy sources include: government subsidies and regulation, weather patterns, increases in drilling, political conditions, foreign exchange rates, pipeline availability and prices and general economic conditions.

We will depend on strategic relationships with site owners, engineering companies, and other industry participants.  If we are not successful in entering into and achieving the benefits of these relationships, this could negatively impact our business.

We believe that the establishment of strategic partnerships will greatly benefit the growth of our business, and we intend to seek out and enter into strategic alliances.  We may not be able to enter into these strategic partnerships on commercially reasonable terms, or at all.  Even if we enter into strategic alliances, our partners may not fulfill their obligations or otherwise prove advantageous to our business. Our inability to enter into new relationships or strategic alliances could have a material and adverse effect on our business.

Natural gas prices are highly volatile and lower prices will negatively affect our financial condition, planned capital expenditures and results of operations.

Our revenues, operating results, profitability and future rate of growth depend primarily upon the payments we expect to receive from licensees for the natural gas they produce using our Coal-to-Gas Technology. Prices also affect the amount of cash flow available for operating expenses and our ability to borrow money or raise additional capital.  A significant decline in the prices of natural gas could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

Historically, the markets for natural gas have been volatile. These markets will likely continue to be volatile in the future. The payments we expect to receive from licensees are likely to depend on numerous factors beyond our control.  These factors include the following:

● changes in global supply and demand for oil and natural gas;
● the actions of the Organization of Petroleum Exporting Countries, or OPEC;
● the price and quantity of imports of foreign oil and natural gas;

● acts of war or terrorism;
● political conditions and events, including embargoes, affecting oil-producing activity;
● the level of global oil and natural gas exploration and production activity;
● the level of global oil and natural gas inventories;
● the availability of resources to deliver natural gas to market;
● weather conditions;
● technological advances affecting energy consumption;
● the price and availability of alternative fuels; and
● market concerns about global warming or changes in governmental policies and regulations due to climate change initiatives.

We cannot predict future natural gas prices and such prices may decline further.

 IV.  Risks associated with our shareholders, officers, directors and employees

Our success depends on the performance of our executive officers and key personnel, the loss of who would disrupt our business operations.

We depend to a large extent on the performance of our executive officers, Robert H. Craig, our Chief Executive Officer, Dr. Song Jin, our President and Chief Operating Officer, and certain key personnel. Our ability to implement our business strategy may be constrained and the timing of implementation may be impacted if we are unable to attract and retain sufficient personnel.  At June 30, 2011, we had 5 full-time employees. We do not maintain “key person” life insurance policies on any of our employees. We have entered into employment and other agreements with several key employees, which include non-competition, confidentiality and inventions assignments obligations. Such obligations may be difficult or impossible to enforce under applicable laws.

Some of our key personnel have non-competition, confidentiality and other agreements with former employers. These rights of former employers, if enforceable, would restrict their ability to work for us or otherwise limit their ability to perform their duties for us.

Our President, Chief Operating Officer, Song Jin, recently quit his position with a company that utilizes amendments to develop natural gas from coal. The non-competition provision of his agreement with that prior employer has not expired. If it is determined that his non-competition agreement is enforceable, we may be deprived of the services of our President and Chief Operating Officer. Under certain circumstances, we, as his new employer, could have liability to his former employer.  Song Jin has represented to us that he has been working on biogenic CBNG since 2001, that his experience, and technical expertise, and all his contributions to the technology and intellectual property he assigned to us, pioneered this industry niche and predated his employment relationship with his most recent employer (which began in August of 2009 and ended in February of 2011), that his most recent employer  has no rights to any of the technology and intellectual property he assigned to our Company and that he is free to work for our Company.  The other assignors of the intellectual property have informed us that they made all recent contributions to developing and testing the technology and intellectual property assigned to the company while Song Jin worked for his most recent employer and that Song Jin ceased working with them while he was employed by his most recent employer.  We have not, however, conducted any independent legal analysis of the enforceability of Song Jin's agreements with his former employer.

We have limited management and staff and will be dependent upon partnering arrangements.

We had 5 employees at June 30, 2011. We intend to use the services of independent consultants and contractors to perform various professional services, including legal, environmental, book keeping accounting and tax services. We will also pursue alliances with partners to conduct field operations. Our dependence on third party consultants and service providers and partners creates a number of risks, including but not limited to:

●	the possibility that such third parties may not be available to us as and when needed; and
●	the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

If we experience significant delays in obtaining the services of such third parties or poor performance by such parties, our results of operations and stock price could be materially adversely affected.

We will need additional specialized personnel to implement our business plan.  As energy demand grows, these personnel may become more difficult to recruit and retain.

We will need to add the specialized key personnel to assist us to execute our business plan.  As energy demand grows, these personnel may become more difficult to recruit and retain.  It is possible that we will not be able to hire and retain such specialized personnel on acceptable terms.  We will make every effort to recruit executives with proven experience and expertise as needed to achieve our plan.

Insiders have substantial control over the combined company and could delay or prevent a change in corporate control, including a transaction in which the combined company’s stockholders could sell or exchange their shares for a premium.

Directors and executive officers together with their affiliates beneficially owned, in the aggregate, 5,400,000 shares constituting approximately 51% of the Company’s 10,547,500 fully diluted shares of common stock, which includes 1,000,000 shares they can acquire pursuant to outstanding warrants.  As a result, our directors and executive officers, together with their affiliates, if acting together, have the ability to affect the outcome of matters submitted to stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets.  In addition, these persons, acting together, will have the ability to control our management and affairs.  Accordingly, this concentration of ownership may harm the value of our common stock by: delaying, deferring or preventing a change in control; impeding a merger, consolidation, takeover or other business combination; or discouraging a potential acquirer from making an acquisition proposal or otherwise attempting to obtain control.

We have entered into a test agreement with investor affiliates, who have a representative, Mr. Guangwei Guo, on our Board of Directors.  Our business may suffer because of inherent conflicts of interest with our investors.

We have entered into a test agreement with investor affiliates, who have a representative on our Board of Directors.  This agreement contemplates granting such investor exclusive rights in the People's Republic of China, which we expect will be a primary market for our technology. Our business may suffer because of inherent conflicts of interest with our investors.

V.  Risks associated with Regulatory Matters that affect our business.

We and our prospective Coal-to-Gas clients are subject to extensive laws relating to the protecting the environment.  These laws may increase the cost of operating projects that utilize our technology or affect demand for the gas these projects will produce.

If we, or our clients, violate any of the laws and regulations relating to the protection of the environment, we may be subject to substantial fines, criminal sanctions or third party lawsuits and may be required to incur substantial expenses or, in some extreme cases, curtail operations. Compliance with environmental laws and regulations, as well as with any requisite environmental permits, may cause delays and otherwise increase the costs of our clients operating gas development projects, and as a result, our business, financial condition and results of operations could be materially adversely affected.

Changes in environmental laws and regulations occur frequently.  Any changes may have a material adverse effect on our results of operations, competitive position, or financial condition.  For instance, in response to studies suggesting that emissions of certain gases, commonly referred to as greenhouse gases and including carbon dioxide and methane, may be contributing to warming of the Earth’s atmosphere, the U.S. Congress is actively considering legislation, the U. S. Environmental Protection Agency is considering proposed regulations, and more than a dozen states have already taken legal measures to reduce emission of these gases, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs.  Other countries already have enacted such legislation or regulations or are considering such legislation or regulations.  New legislation or regulatory programs that restrict emissions of greenhouse gases could have an adverse affect on our operations depending on the extent to which they favor other energy sources over gas generated from coal.

Terrorist threats and U.S. military actions could result in a material adverse effect on our business.

Further acts of terrorism in the United States or elsewhere could occur.  These developments and similar future events may cause instability in the world’s financial and insurance markets and could significantly increase political and economic instability in the geographic areas in which we may wish to operate.  These developments could also lead to increased volatility in prices for crude oil, natural gas and the cost and availability of insurance. In addition, these developments could adversely affect our ability to access capital and to successfully implement projects currently under development.

United States government regulations effectively preclude us from actively engaging in business activities in certain countries.  These regulations could be expanded to cover countries where we may wish to operate in the future. These developments could subject the operations of our company to increased risks and, depending on their magnitude, could have a material adverse effect on our business.

If we are unable to obtain and maintain protection for the intellectual property relating to our technology and services, the value of our technology and services will be adversely affected.

Our success will depend in part on our ability to obtain and maintain protection for the intellectual property covering or incorporated into our technology and services.  We may not be able to obtain patent rights relating to our technology or services.  Even if issued, patents issued to us or licensed to us in the future may be challenged, narrowed, invalidated, held to be unenforceable or circumvented, which could limit our ability to stop competitors from marketing similar services or limit the length of term of patent protection we may have for our technology and services.  Changes in either patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.

Our patents also may not afford us protection against competitors with similar technology.  Because patent applications in the United States and many other jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that we or they were the first to make the inventions claimed in our or their issued patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in these patent applications.  If a third party has also filed a U.S. patent application covering our product candidates or a similar invention, we may have to participate in an adversarial proceeding, known as an interference, declared by the U.S. Patent and Trademark Office to determine priority of invention in the United States.  The costs of these proceedings could be substantial and it is possible that our efforts could be unsuccessful, resulting in a loss of our U.S. patent position.  In addition, patents generally expire, regardless of the date of issue, 20 years from the earliest claimed non-provisional filing date.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and services could be adversely affected.

In addition to technology for which we have applied for patent protection, we rely upon unpatented proprietary technology, processes and know-how. We plan to produce the amendments we use in the Peoples Republic of China at a facility we will rent there utilizing our employees. We seek to protect our unpatented proprietary information in part by confidentiality agreements with our employees, consultants and third parties. These agreements may be breached and we may not have adequate remedies for any such breach.  In addition, our trade secrets may otherwise become known or be independently developed by competitors.  If we are unable to protect the confidentiality of our proprietary information and know-how, competitors may be able to use this information to develop technologies that compete with our technology, which could adversely impact our business.

If we infringe or are alleged to infringe intellectual property rights of third parties, it will adversely affect our business.

Our development and commercialization activities, as well as any technology candidates or services resulting from these activities, may infringe or be claimed to infringe one or more claims of an issued patent or may fall within the scope of one or more claims in a published patent application that may be subsequently issued and to which we do not hold a license or other rights. Third parties may own or control these patents or patent applications in the United States and abroad. These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages.  Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay providing services or using the technology that is the subject of the suit.

As a result of patent infringement or other similar claims or to avoid potential claims, we or our potential future collaborators may choose or be required to seek a license from a third party and be required to pay license fees or royalties or both.  These licenses may not be available on acceptable terms, or at all.  Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property.  Ultimately, we could be prevented from commercializing our technology, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms.  This could harm our business significantly.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the energy industries.  In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings.  The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial.  Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources.  Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.  Patent litigation and other proceedings may also absorb significant management time.

Many of our employees were previously employed at other energy companies, including our competitors or potential competitors.  We try to ensure that our employees do not use the proprietary information or know-how of others in their work for us.  However, we may be subject to claims that we or these employees have inadvertently or otherwise used or disclosed intellectual property, trade secrets or other proprietary information of any such employee’s former employer.  Litigation may be necessary to defend against these claims and, even if we are successful in defending ourselves, could result in substantial costs to us or be distracting to our management.  If we fail to defend any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel.

We could have potential indemnification liabilities to licensees relating to the operation of projects gas generation that utilize our technology or intellectual property disputes.

Our indemnification obligations could result in substantial expenses and liabilities to us if intellectual property rights claims were to be made against us or our licensees, or if our technology fails to operate as we represent to others.  Generally we expect our commercial agreements will require us to indemnify the project operators, subject to certain limitations against specified losses relating to, among other things: use of any patent rights and technical information, environmental and other damage and such contractual performance guarantees as we may make.

Changes in government policies and laws could adversely affect our financial results.

We expect that sales outside the U.S. may constitute a large portion of our revenue.  Our financial results could be affected by changes in trade, monetary and fiscal policies, laws and regulations, or other activities of U.S. and non-U.S. governments, agencies and similar organizations.  These conditions include, but are not limited to, changes in a country’s or region’s economic or political conditions, trade regulations affecting production, pricing and marketing of products, local labor conditions and regulations, reduced protection of intellectual property rights in some countries, changes in the regulatory or legal environment, restrictions on currency exchange activities, burdensome taxes and tariffs and other trade barriers.  International risks and uncertainties, including changing social and economic conditions as well as terrorism, political hostilities and war, could lead to reduced sales and profitability.

Legislative and regulatory initiatives related to global warming and climate change could have an adverse effect on our operations and the demand for oil and natural gas.

In December 2009, the EPA determined that emissions of carbon dioxide, methane and other ‘‘greenhouse gases’’ present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes.  Based on these findings, the EPA has begun adopting and implementing regulations to restrict emissions of greenhouse gases under existing provisions of the Clean Air Act, or CAA. The EPA recently adopted two sets of rules regulating greenhouse gas emissions under the CAA, one of which requires a reduction in emissions of greenhouse gases from motor vehicles and the other of which regulates emissions of greenhouse gases from certain large stationary sources, effective January 2, 2011.  The EPA has also adopted rules requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States, including petroleum refineries, on an annual basis, beginning in 2011 for emissions occurring after January 1, 2010, as well as certain onshore oil and natural gas production facilities, on an annual basis, beginning in 2012 for emissions occurring in 2011.

In addition, the United States Congress has from time to time considered adopting legislation to reduce emissions of greenhouse gases and almost one-half of the states have already taken legal measures to reduce emissions of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs. Most of these cap and trade programs work by requiring major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances. The number of allowances available for purchase is reduced each year in an effort to achieve the overall greenhouse gas emission reduction goal.

The adoption of legislation or regulatory programs to reduce emissions of greenhouse gases could require us to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the oil, NGLs, and natural gas we produce. Consequently, legislation and regulatory programs to reduce emissions of greenhouse gases could have an adverse effect on our business, financial condition and results of operations. Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events. If any such effects were to occur, they could have an adverse effect on our financial condition and results of operations.

We are subject to numerous laws and regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations, and operations of licensees on which we expect our revenues will depend, are subject to extensive federal, state and local laws and regulations relating to the exploration, production and sale of oil and natural gas, and operating safety. Future laws or regulations, any adverse change in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may result in substantial penalties and harm to our business, results of operations and financial condition. We or our licensees may be required to make large and unanticipated capital expenditures to comply with governmental regulations, such as:

●	land use restrictions;
●	lease permit restrictions;
●	drilling bonds and other financial responsibility requirements, such as plugging and abandonment bonds;
●	spacing of wells;
●	unitization and pooling of properties;
●	safety precautions;
●	operational reporting; and
●	taxation.

Under these laws and regulations, we could be liable for:

●	personal injuries;
●	property and natural resource damages;
●	well reclamation cost; and
●	governmental sanctions, such as fines and penalties.

Our operations could be significantly delayed or curtailed and our cost of operations could significantly increase as a result of regulatory requirements or restrictions. We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. It is also possible that a portion of our oil and gas properties could be subject to eminent domain proceedings or other government takings for which we may not be adequately compensated. See “Government Regulations” for a more detailed description of our regulatory risks.

Our operations may incur substantial expenses and resulting liabilities from compliance with environmental laws and regulations.

Natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations:

●	require the acquisition of a permit before drilling commences;
●	restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;
●	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and
●	impose substantial liabilities for pollution resulting from our operations.

Our failure or our licensees' failure to comply with these laws and regulations may result in:

●	the assessment of administrative, civil and criminal penalties;
●	incurrence of investigatory or remedial obligations; and
●	the imposition of injunctive relief.

Changes in environmental laws and regulations occur frequently and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to reach and maintain compliance and may otherwise have a material adverse effect on our industry in general and on our own results of operations, competitive position or financial condition. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or contamination or if our operations met previous standards in the industry at the time they were performed. Our permits require that we report any incidents that cause or could cause environmental damages.

VI.  Risks associated with our securities.

Compliance with regulations governing public company corporate governance and reporting is uncertain and expensive.  Recent changes in our business are likely to increase our compliance costs and the amount of management time required.

As a public company, we are required to file with the Securities and Exchange Commission, or SEC, annual and quarterly information and other reports that are specified in Section 13 of the Securities Exchange Act of 1934, as amended, (or the Exchange Act).  We have incurred and will continue to incur significant legal, accounting, and other expenses that private companies do not incur.  We incur costs associated with our public company reporting requirements and with corporate governance and disclosure requirements, including requirements under the Sarbanes-Oxley Act of 2002 (or Sarbanes-Oxley) and rules implemented by the SEC and the Financial Industry Regulatory Authority, or FINRA. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time consuming and costly.

As a result of being a public company, we are obligated to develop and maintain proper and effective internal control over financial reporting and are subject to other requirements that will be burdensome and costly. We may not timely complete our analysis of our internal control over financial reporting, or these internal controls may not be determined to be effective, which could adversely affect investor confidence in our company and, as a result, the value of our common stock.

We are required to file with the Securities and Exchange Commission, or SEC, annual and quarterly reports and other information that are specified in Section 13 of the Securities Exchange Act of 1934, as amended, ("the Exchange Act").  We will also be required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis.  In addition, we are subject to other reporting and corporate governance requirements, including the requirements of listing on the OTCBB, and if listed for continuing to remain listed on the OTCBB, and certain provisions of the Sarbanes-Oxley Act of 2002 and the regulations promulgated there under, which impose significant compliance obligations upon us.  As a public company, we will be required to:

•	Prepare and distribute periodic public reports and other stockholder communications in compliance with our obligations under the federal securities laws and OTCBB rules;

•	create or expand the roles and duties of our board of directors and committees of the board;

•	maintain a more comprehensive financial reporting and disclosure compliance functions;

•	maintain an accounting and financial reporting department, including personnel with expertise in accounting and reporting for a public company;

•	enhance and formalize closing procedures at the end of our accounting periods;

•	maintain an internal audit function;

•	enhance our investor relations function;

•	establish and maintain new internal policies, including those relating to disclosure controls and procedures; and

•	involve and retain to a greater degree outside counsel and accountants in the activities listed above.

These requirements entail a significant commitment of additional resources.  We may not be successful in implementing these requirements and implementing them could adversely affect our business or results of operations.  In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our results of operations on a timely and accurate basis could be impaired.

Prior to the recent acquisition of technology and intellectual property, the only business we conducted was to seek acquisitions.   That limited activity allowed us to minimize compliance costs and the complexity of compliance systems, including financial reporting and internal controls.  We expect to incur substantially greater expenses and diversion of management’s time and attention from the daily operations of the business, which is likely to increase our operating expenses and impair our ability to achieve profitability.

We have received comments from the staff of the Securities and Exchange Commission about prior disclosures about internal controls over financial reporting and are working to address the comments of he staff.

We expect the business we conduct based on the recently acquired technology and intellectual property will make past compliance efforts inadequate to meet future needs.   Consequently, our new management will be required to reassess our internal control over financial reporting. To comply with these requirements, we has evaluated and tested and intend to continue to evaluate and test our internal controls. Where necessary, we have taken and will continue taking remedial actions, to allow management to report on (and when and as required, our independent auditors to attest to), our internal control over financial reporting.

Any failure to develop or maintain effective internal control over financial reporting or difficulties encountered in implementing or improving our internal control over financial reporting could harm our operating results and prevent us from meeting our reporting obligations. Ineffective internal controls also could cause our stockholders and potential investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our common stock.  In addition, investors relying upon this misinformation could make an uninformed investment decision, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, or to stockholder class action securities litigation.

Any issuance of shares of our common stock or senior securities in the future could have a dilutive effect on the value of our existing stockholders’ shares.

If we raise additional funds through the issuance of equity securities or debt convertible into equity securities, the percentage of stock ownership by our existing stockholders would be reduced.  In addition, such securities could have rights, preferences, and privileges senior to those of our current stockholders, which could substantially decrease the value of our securities owned by them.  Depending on the share price we are able to obtain, we may have to sell a significant number of shares in order to raise the necessary amount of capital.  Our stockholders may experience dilution in the value of their shares as a result.

Future sales of restricted shares could decrease the price a willing buyer would pay for shares of our common stock and impair our ability to raise capital.

Our stock historically has been very thinly traded.  Future sales of substantial amounts of our shares in the public market, or the appearance that a large number of our shares are available for sale, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our securities.

At June 30, 2011, 9,547,500 shares of our common stock were issued and outstanding and an additional 1,000,000 shares may be issued upon the exercise of outstanding warrants.

We have entered into lock-up agreements, which place restrictions on public re-sales of our shares, with our executive officers and investors. These lock-up agreements cover 4,410,000 shares of Common Stock they currently own, as well as 1,000,000 warrant shares.

 We have contractual obligations to register for re-sale 1,400,000 shares of our Common Stock.  We expect other investors will require registration rights as well.

These re-sale restrictions and registration obligations are described in the section of this Prospectus captioned "Securities Ownership of Certain Beneficial Owners and Management."

Certain other shares outstanding are "restricted securities" (as defined in Rule 144) that can only be re-sold under an applicable exemption from registration (including Rule 144), or pursuant to a registration statement.

Rule 144 provides, in essence, that a non-affiliated person holding restricted securities for a period of six months in a reporting company may sell those securities in unsolicited brokerage transactions or in transactions with a market maker, in an amount equal to not less than one percent of our outstanding common stock every three months if the company has been reporting at least ninety days.  Sales of unrestricted shares by our affiliates are also subject to the same limitation upon the number of shares that may be sold in any three-month period.

Additionally, Rule 144 requires that an issuer of securities make available adequate current public information with respect to the issuer.  Such information is deemed available if the issuer satisfies the reporting requirements of sections 13 or 15(d) of the Securities and Exchange Act of 1934 (the “Securities Exchange Act”) or of Rule 15c2-11 there under.  Rule 144 also permits the termination of certain restrictions on sales of restricted securities by persons who were not affiliates of our company at the time of the sale and have not been affiliates in the preceding three (3) months.  Such persons must satisfy a one (1) year holding period.  There is no limitation on such sales and there is no requirement regarding adequate current public information.  Investors should be aware that sales under Rule 144, or pursuant to a Registration Statement filed under the Act, may have a depressive effect on the market price of our securities in any market that may develop for such shares.

We could be required to pay liquidated damages to the selling stockholders if we fail to maintain the effectiveness of this registration statement.

We could default and accrue liquidated damages under registration rights agreements covering 1,400,000 shares of our common stock owned by the selling stockholders if we fail to maintain the effectiveness of a this registration statement as required in the agreements.  In such case, we would be required to pay monthly liquidated damages as specified in the registration rights agreement.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock registered for re-sale in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state.  If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state.  In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

Our common stock is a “penny stock,” and compliance with requirements for dealing in penny stocks may make it difficult for holders of our common stock to resell their shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quotation systems).

Penny stocks are also stocks which are issued by companies with: net tangible assets of less than $2.0 million (if the issuer has been in continuous operation for at least three years); or $5.0 million (if in continuous operation for less than three years); or average revenue of less than $6.0 million for the last three years.

Currently and at least for the foreseeable future, our common stock will be deemed to be a “penny stock” as that term is defined in Rule 3a51-1 under the Securities Exchange Act of 1934.  Rule 15g-2 under the Exchange Act requires a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prescribed by the SEC and certain other information related to the penny stock, the broker-dealer’s compensation in the transaction, and the other penny stocks in the customer’s account.

In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement related to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements could have the effect of reducing the trading activity in the secondary market for our stock, because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third Parties or otherwise, which could have a material adverse effect on the liquidity and market price of our common stock.

If the estimates that we make, or the assumptions upon which we rely, in preparing our financial statements prove inaccurate, our future financial results may vary from expectations.  Failure to meet expectations may decrease the market price of our securities

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, stockholders’ equity, revenues and expenses, the amounts of charges accrued by us and related disclosure of contingent assets and liabilities.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances.  Actual performance may be higher or lower than our estimates for a variety of reasons, including unanticipated competition, regulatory actions or changes in one or more of our contractual relationships.  We cannot assure you, therefore, that any of our estimates, or the assumptions underlying them, will be correct.

If significant business or product announcements by us or our competitors cause fluctuations in our stock price, an investment in our stock may suffer a decline in value.

The market price of our common stock may be subject to substantial volatility as a result of announcements by us or other companies in our industry, including our collaborators and competitors.  Announcements that may subject the price of our common stock to substantial volatility include announcements regarding:

•	our operating results, including the amount and timing of revenue generation;

•	entering into licensing and collaboration agreements and the gas development projects that are the subject of those agreements;

•	the amount of gas development projects that utilize our technology produce compared to projects of our competitors;

•	the acquisition of technologies or gas development projects by us or our competitors;

•	regulatory actions with respect to our technology or gas generation projects or those of our competitors; and

•	significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors.

As a result, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as any indication of future performance. Due to all of the foregoing factors, it may be that in some future year or quarter our operating results will be below the expectations of public market analysts and investors.  In that event, the price of our common stock would likely be materially adversely affected.

There is a low trading volume of our common stock in the public market for our shares and we cannot assure you that an active trading market or a specific share price will be established or maintained.

Our common stock trades on the OTC BB trading system. The OTC BB tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make markets in particular stocks. There is a greater chance of market volatility for securities that trade on the OTC BB as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors including:

●	the lack of readily available price quotations;
●	the absence of consistent administrative supervision of “bid” and “ask” quotations;
●	lower trading volume; and
●	market conditions.

In addition, the value of our common stock could be affected by:

●	actual or anticipated variations in our operating results;
●	changes in the market valuations of other oil and gas companies;
●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
●	adoption of new accounting standards affecting our industry;
●	additions or departures of key personnel;
●	sales of our common stock or other securities in the open market;
●	changes in financial estimates by securities analysts;
●	conditions or trends in the market in which we operate;
●	changes in earnings estimates and recommendations by financial analysts;
●	our failure to meet financial analysts’ performance expectations; and
●	other events or factors, many of which are beyond our control.

In a volatile market, you may experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required either to sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or oil and gas properties by using common stock as consideration.

Securities analysts may not initiate coverage of our shares or may issue negative reports, which may adversely affect the trading price of the shares.

We cannot assure you that securities analysts will cover our company. If securities analysts do not cover our company, this lack of coverage may adversely affect the trading price of our shares. The trading market for our shares will rely in part on the research and reports that securities analysts publish about us and our business. If one or more of the analysts who cover our company downgrades our shares, the trading price of our shares may decline. If one or more of these analysts ceases to cover our company, we could lose visibility in the market, which, in turn, could also cause the trading price of our shares to decline. Further, because of our small market capitalization, it may be difficult for us to attract securities analysts to cover our company, which could significantly and adversely affect the trading price of our shares.

Because our stock is thinly traded and out market capitalization is low, we may not be able to attract the attention of major brokerage firms or institutional investors.

Additional risks to our investors may exist because security analysts of major brokerage firms generally do not provide coverage for thinly traded securities or companies that have low market caps. Likewise, institutional investors generally do not invest in companies with low market capitalization. In addition, because of past abuses and fraud concerns stemming primarily from a lack of public information about new public businesses, there are many people in the securities industry and business in general who view companies that have been public shells with suspicion. Without brokerage firm and analyst coverage and institutional investor interest, there may be fewer people aware of our stock and our business, resulting in fewer potential buyers of our securities, less liquidity, and depressed stock prices for our investors.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have not declared or paid cash dividends on its capital stock.  We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends.  As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this Prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995.  Our actual results could differ materially from those discussed in the forward-looking statements.  Factors that could cause or contribute to these differences include those discussed in this Prospectus, particularly in “Risk Factors.”  You can identify these statements by forward-looking words such as “might,” “expect,” "plan," “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words.  You should read statements that contain these words carefully, because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control.  The risk factors and cautionary language discussed in this Prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in our forward-looking statements.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus.

All forward-looking statements included herein attributable to us, or any person acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  Except to the extent required by applicable laws, rules and regulations, we undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

MARKET FOR OUR COMMON STOCK

Our stock began trading on the Over-the-Counter Bulletin Board ("OTCBB") on June 11, 2008 under the trading symbol "CLLL."  On May 21, 2009, we changed our name to Next Fuel, Inc. We then changed our trading symbol to "NXFI."

The following table shows the high and low reported sales prices of our common stock for the periods indicated. Because our stock trades infrequently, we do not believe that these prices are an accurate reflection of the value of our stock.

Period	High	Low
FY 2011
Third Quarter (4/1/2011 - 6/30/2011)	$5.50	$4.40
Second Quarter (1/1/2011 - 3/31/2011)	$5.00	$3.10
First Quarter (10/1/2010 - 12/31/2011)	$3.30	$2.00
FY 2010
Fourth Quarter (7/1/2010 - 9/31/2010)	$3.30	$3.10
Third Quarter (4/1/2010 - 6/30/2010)	$3.20	$2.01
Second Quarter (1/1/2010 - 3/31/2010)	$3.15	$2.75
First Quarter (10/1/2009 - 12/31/2010)	$3.15	$2.85
FY 2009
Fourth Quarter (7/1/2009 - 9/31/2009)	$3.35	$2.95
Third Quarter (4/1/2009 - 6/30/2009)	*	*
Second Quarter (1/1/2009 - 3/31/2009)	*	*
First Quarter (10/1/2008 - 12/31/2008)	*	*

* Price Information not available

On June 30, 2011, there were approximately 115 owners of record of our common stock.

We have not paid any cash dividends since our inception and do not contemplate paying dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of our business.

A warrant to purchase 1,000,000 shares of our common stock was outstanding at June 30, 2011.  We have not issued stock options or shares of common stock pursuant to any equity compensation plans and no shares are reserved for issuance under any equity compensation plan.

USE OF PROCEEDS

We will not receive any proceeds from the sale or issuance of the shares of common stock offered by this prospectus.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may materially differ from those projected in the forward-looking statements as a result of certain risks and uncertainties set forth in this discussion. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this prospectus. Factors that might cause such a difference include, but are not limited to, those set forth in the "Risk Factors" of this Prospectus and elsewhere in this Prospectus.

Recent Events

Following acquisition of the Coal-to-Gas Technology described herein, during April, May and June 2011:

-
We raised approximately $3,450,000 million from sales of 1,450,000 shares of our Common Stock as described elsewhere in this Prospectus. Concurrently, with such financing, Mr. Guangwei Guo, a representative of the investors, joined our Board of Directors.

-
We entered into a pilot test agreement with PT Enviro Energy, which owns certain lignite deposits in Sumatra, Indonesia. Testing in the field has begun. We expect testing will be completed by July 30, 2011. The agreement calls for negotiating a license agreement, if the tests are positive, with the Company to receive twenty (20%) of net profits of gas produced utilizing our technology from fields owned or operated by PT Enviro Energy.

-
We entered into a pilot test agreement and memorandum of understanding with San Ding Jiu Yuan/Future Fuel, which is affiliated with investors that purchased shares of our common stock as described in Item 2 of Part II of this Prospectus.  Field testing in Inner Mongolia in the People's Republic of China is expected to begin by July 30, 2011.  We expect all field work will be competed by September 30, 2011 and testing completed by December 31, 2011. The agreement and memorandum of understanding calls for an exclusive license for all of the People's Republic of China based on terms described in the memorandum of understanding, if the tests are positive, with the Company to receive $30,000 (US) per pumping unit with a minimum of $1,500,000 (US) annually beginning December 1, 2011. These numbers in the memorandum of understanding are based on at least fifty pumping units and anticipated minimum production in the range of 1.5 million to 2 million cubic meters of natural gas annually per pumping unit.  Rates will be adjusted based on actual production from two demo sites.

We currently derive no revenue from the field test agreements described above and are incurring substantial expenses to conduct the tests.  There can be no assurance that the agreements described above will result in actual future revenue to us, or the amount or duration of any revenue we may derive.  See "Risk Factors" in this Prospectus, for factors that could cause actual results to differ from the forward looking statements we have made about field tests and possible future licenses and revenue.

Plan of Operation

During the period from inception to the period ended March 31, 2011 we did not conduct an active business and devoted out efforts to capital raising activities and acquisition activity, including the capital raising and Coal-to Gas Technology described elsewhere in this Prospectus.  Most of the expense we incurred during this period related to acquisition activities.

Results of Operations

For the three months and six month periods ended March 31, 2011, we had $0 in revenue. Operating expenses for the three and six month periods ended March 31, 2011 totaled $18,034,620 and $18,045,935 respectively and interest expense totaled $56,412 and $62,824 respectively, which resulted in a net loss of $18,091,032 during the three month period ended March 31, 2011 and $18,108,759 during the six month period ended March 31, 2011. Operating expenses of $18,034,620  for the three month period ended March 31, 2011 consisted of $379,232 for professional fees, $17,649,999 for research and development costs, and $5,389 for general and administrative.  Most of these fees and expenses related to the acquisition of the coal-to-gas technology.

For the three months and six month periods ended March 31, 2010, we had $0 in revenue. Operating expenses for the three months and six month periods ended March 31, 2010 totaled $9,670 and $17,527 respectively and interest expense totaled $6,341 and $12,824 respectively, which resulted in a net loss of $16,011 during the three month period ended March 31, 2010 and $30,351 during the six month period ended March 31, 2010. Operating expenses of $9,670  for the three month period ended March 31, 2010 consisted of $3,316 for general and administrative expenses and $6,354 for professional fees.

For the twelve-month period ended September 30, 2010, we had $0 in revenue. Operating expenses for the twelve-month period ended September 30, 2010 totaled $39,309 and interest expense totaled $25,513, which resulted in a net loss of $64,822 during the twelve- month period ended September 30, 2010.  Operating expenses of $39,309 for the twelve- month period ended September 30, 2010 consisted primarily of $27,930 of professional fees and $11,379 for general and administrative expenses

For the twelve-month period ended September 30, 2009, we had $0 in revenue. Operating expenses for the twelve-month period ended September 30, 2009 totaled $165,536 and interest expense totaled $16,118, which resulted in a net loss of $181,654 during the twelve-month period ended September 30, 2009.  Operating expenses of $165,536 for the twelve-month period ended September 30, 2009 consisted primarily of $146,537 of professional fees and $18,999 for general and administrative expenses.

Capital Resources and Liquidity

As of March 31, 2011, we had $585 in cash and $285,750 of debt, but we raised approximately $3,500,000 of capital in transactions described in this Prospectus after the end of the first quarter.  Cash and cash equivalents from inception to date have been sufficient to cover expenses involved in starting our business. However, because of the technology acquisition and new business activities described elsewhere in this Report we will require substantially more funds to implement our new business during the next twelve months than we previously required.

We believe we currently have enough cash to satisfy our expected minimum cash requirements for the next twelve months.  However, because we have not yet generated any revenue, we will continue to depend on sales of capital stock until we generate sufficient revenue.  As reflected in the accompanying condensed unaudited financial statements, we were in the development stage with no operations at the end of the quarter ended March 31, 2011 and have a net loss since inception of $18,572,200 and negative cash flows from operations of $442,069 for the period from August 14, 2007 (inception) to March 31, 2011.  This raises substantial doubt about our ability to continue as a going concern.

Critical Accounting Policies

Revenue Recognition

The Company will recognize revenue on arrangements in accordance with FASB ASC No. 605, “Revenue Recognition”.  In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents.  At September 30, 2010 and March 31, 2011,  the Company had no cash equivalents.

Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by FASB Accounting Standards Codification Topic 260, “Earnings Per Share”.  As of March 31, 2011 and 2010, respectively, there were 1,000,000 and 0 common share equivalents outstanding, respectively.

Property and Equipment

The Company values property and equipment at cost and depreciates these assets using the straight-line method over their expected useful life. The Company uses a five year life for computer equipment.

Income Taxes

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-25”).  Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

BUSINESS

Our History

We, Next Fuel, Inc. (NXFI), were organized in the State of Nevada in August 2007 under the name Clinical Trials of the Americas, Inc.  Our stock began trading on the Over-the-Counter Bulletin Board ("OTCBB") on June 11, 2008 under the trading symbol "CLLL".  We were not successful in raising sufficient capital to support a clinical trials business. On May 21, 2009, we changed our name to Next Fuel, Inc. after we signed an agreement with Next Fuel, Inc., a Delaware corporation ("Next Fuel - Delaware") to acquire the energy related business of Next Fuel - Delaware.  We then changed our trading symbol to "NXFI."  The agreement with Next Fuel - Delaware was terminated on February 22, 2011, without consummating the acquisition.  We have no ownership or other right or interest in either Next Fuel - Delaware or any of its assets or business.

We purchased certain technology and intellectual property useful in extracting natural gas from coal (the "Coal-to-Gas Technology" or "CTG Technology") from five individuals (the "Sellers") pursuant to a Technology and Intellectual Property Purchase Agreement dated March 28, 2011 (the "Technology Purchase Agreement").  Four of the five individuals who developed the acquired technology and intellectual property joined the Company as officers and employees.  Our current business, which we began pursuing after that technology acquisition, is based on the acquired Coal-to-Gas Technology.

Our principal office and mailing address is located at 821 Frank Street, Sheridan, Wyoming 82801 and our telephone number is (307) 674-2145.

Description of Business and Plan of Operation

We develop and commercialize innovative technologies associated with renewable energy, such as unconventional natural gas production from lower grade coal, lignite, oil shale and other carbonaceous deposits.  We refer to this generally as Coal-to-Gas Technology.

We are a technology provider and service company that assists owners of natural gas production resources to increase the efficiency of their operations by providing CTG technology and technical support services utilizing our CTG technology.  We do not plan to own or develop natural gas production projects.

We focus on "natural gas" that is a byproduct of microorganisms interacting with dissolved bioamenable carbon compounds in coal beds.  Our Coal-to-Gas Technology maximizes these natural processes to enable owners of carbonaceous deposits, like coal and lignite, to enhance and resume commercial scale natural gas production from declining and/or depleted coal bed natural gas (CBNG) wells and/or initiate and sustain biogenic methane production in coal and other carbon formations in which native microorganisms are active.

We expect that our initial focus will be to generate methane gas from lignite deposits.  Lignite, which is sometimes referred to as "brown coal," generally contains BTU levels between those of peat and subbituminous coal.  Lignite also produces greater pollutants than bituminous coal, when burned.  We are focusing on customers with lignite deposits first, because lower BTUs and greater pollutants have discouraged development of lignite resources in many areas.  The combination of lower BTU levels and greater pollutants has made lignite deposits less valuable that coal deposits.  Consequently, owners of lignite deposits are motivated to begin to earn a return from their lignite resources or to increase their return from such resources.

Later, we will seek to expand our business into existing coal fields (e.g., subbituminous and lignite) that are already being used to generate CBNG.  Gas production at such CTG fields typically declines over time.  At some point, gas production becomes economically unprofitable.  Our CTG Technology can potentially enable owners of coal resources to decrease the rate of decline of their coal to gas resources, revert gas production, and extend the economic viability life of such coal to gas resources.  Depleted coal reservoirs could potentially be brought back into long-term, sustainable gas production and biologically active coal seams can be engineered to produce methane.

Our CTG Technology can be implemented by using existing infrastructure.   This can significantly reduce overall capital costs.  In addition, our CTG technology is an in situ process that biologically transforms coal into clean burning natural gas in the ground.  We do not extract coal from the ground to produce gas from our CTG Technology like some other coal utilization technologies, such as integrated gasification combined cycle (IGCC), underground coal gasification, and coal liquefaction (to diesel) and conversion.

Coal-to-Gas Technology Description

Methane gas is a naturally occurring product that generally is produced by indigenous microorganisms metabolizing water-soluble and biologically-amenable compounds trapped in many coal and other carbonaceous structures.  Methane producing processes can stop or substantially decline when nutrients and/or trace elements that are key to sustaining microbial metabolisms and reproduction decline.  In other cases, when suitable substrates (e.g., bioavailable carbonaceous compounds) can no longer be accessed by microorganisms, the gas production ceases. Our Coal-to-Gas process re-introduces amendments we have designed and tested to the wide range of microorganisms that exist in the seams of coal and other carbonaceous deposits that originally formed the methane gas extracted from CBNG.  Our Coal-to-Gas Technology can rejuvenate, resume, and enhance gas production at an attractively low cost.

Our proprietary amendments consist of constituents with depolymerizing and structure-altering functions to “condition” coal for the follow-up pathways for gas production.  Our amendments recipe also contains nutrients (nitrogenous, phosphorus, and other micronutrients), trace vitamins, oxygen scavengers, carbon dioxide, pH adjusters, and others.  Our amendments have been tested and optimized to achieve enhanced and sustainable CBNG production from coal samples collected from both domestic and international resources.

Although our technology is suitable for a range of carbonaceous deposits, such as coal, lignite and oil shale, we generally compete in what is called the Coal to Gas business.  Our technology incorporates biotechnology into energy production to create a renewable and sustainable source of the cleanest burning fossil fuel, natural gas, from lower grade coal via microbial pathways catalyzed by indigenous microorganisms.  Our CTG technology enhances naturallyoccurring processes with environmentally friendly engineering.  We believe using our technical approach of relying on and enhancing indigenous native microorganisms in many carbonaceous deposits eliminates many potential issues associated with genetically engineered microbes.  In addition, our amendments recipes that partially consist of CTG technology, contain food-grade compounds and regular salts that are harmless and have been widely used in agricultural practices.  We expect this will significantly help meet many environmental rules and regulations.

Several competitors also inject nutrients and other materials to help promote greater microbial activities to produce methane.  Each company uses its own recipes for amendments.  Since 2001, several members of our team have been testing and improving our own formula.  Based on both laboratory and field tests, we believe our amendments provide us with a substantial competitive advantage.  We intend to deliver our amendments to our project partners (often at production cost) in granular form and dissolve them into the site formation water before injecting them into the coal or other deposits.

We pre-condition the carbonaceous deposits with amendments that cause the deposits to expand and to alter structure.  This creates more porosity, which allows groundwater to dissolve certain carbon compounds that are already contained in most carbonaceous deposits, which serve as substrates for the indigenous microorganisms to metabolize and convert.  In effect, our CTG technology opens the door to the microorganisms' natural sources of substrates.  Our CTG technology then stimulates microorganisms' activity with amendments, which we proactively circulate throughout the carbonaceous deposits.  When the stimulated microorganisms convert the dissolved and bioamenable carbon compounds, our CTG technology helps to release methane gas from the coal beds as a major byproduct produced by the diverse but interactive microbial pathways involved. In this process, our CTG technology helps naturally occurring microorganisms through their life cycle.  In return, these microorganisms “breath” methane gas as a commercial product.  Therefore, implementing our Coal-to-Gas Technology actually enhances a natural process.

Our technology mimics nature's creation.  We attribute the faster and higher gas producing rate to providing a mechanism to expose large amounts of the coal seam to well designed amendments until the microorganisms convert the natural bioavailable carbonaceous compounds in the coal seam to natural gas.  We inject the amendments to establish self-sustaining, real-time biogenic methane production in coal and other carbon containing matrices.

We achieve circulation of amendments via a low pressure pumping network.  The volumes of liquids being pumped are much lower than other gas production methods.  For example, hydraulic fracking uses exponentially larger volumes of water and much higher pressure pumps than our CTG technology uses.

 Business Model and Monetization Strategy and Target Customers

We plan to execute a technical service style business model, in which we help owners of coal, lignite and other carbonaceous deposits increase their revenue.  We do not plan to either own or operate gas development companies.

We believe our business model will enable us to deliver our CTG technology to many potential clients in many geographic areas utilizing less manpower and other resources. By focusing more on technical service and implementation and less on actual field operations, we seek to maximize the commercial return through technology implementation. This business model also allows us to devote more of our capital, management and other resources to developing new opportunities, rather than overseeing field operations.  By providing technical services to increase project revenue, instead of becoming a competing producer and operator, we offer a win-win business proposition for resource owners.

We plan to use tight quality control over the technology by concentrating on the science and implementation protocols.  At the same time, the operations background of some of our key personnel will provide the needed oversight to help owners and operators of gas projects to successfully start up their operations.

We are currently discussing field demonstration tests and long-term collaborative gas production with potential partner resource owners (“partners” or “clients”) with coal rights in the U.S., Indonesia, China, Australia, and Canada.

We plan to derive revenue from three primary sources: (1) license royalties or other  revenue from the gas being produced by our clients using our technology; (2) sales of amendments that we produce and deliver to customers; and (3) services or project implementation fees.

We will initially focus on entering into contracts for long-term royalties and similar ongoing payments based on increased production.  After we prove our CTG technology's results in commercial volumes, we plan to add revenues from sales of amendments and technical services.

We expect to begin generating revenue approximately one year after we enter into agreements with clients and initiate field demonstration projects.  After the initial demonstrations, we also expect the lag between entering into an agreement and revenue generation will decrease significantly.

We will also investigate potential opportunities to utilize our technology to facilitate sequestration and conversion of CO2, because burning gas produces less CO2 than burning the coal or lignite that produces the gas.  Therefore, carbon credits may be a potential source of revenue.

Competitors

A few privately owned companies utilize amendments to stimulate production of natural gas by microorganisms in the ground.  We believe Luca Technologies (in Golden, Colorado) is the best capitalized of these potential competitors. We explain above in "Coal-to-Gas Technology Description" how we believe our CTG technology works compared to other competitors.

Beyond this small number of potential competitors who utilize similar technology is the huge natural gas marketplace that consists of thousands of companies worldwide, many of which are much larger and have greater capital and other resources than we have.

See "Risk Factors" of  this Prospectus for information about the risks competitors pose to our business.

Intellectual Property Protection

We have acquired two pending patent applications (US pending patent, application # 61/374,796 and Chinese patent application # 20100268938.37) in the United States and China whose claims cover in-situ, biogenic nutrient circulation methods.  The patent review and award process is lengthy and is subject to many factors outside our control. There is, therefore, no assurance that our patent applications will result in issuance of any patents or of the scope of any claims of any patents that might issue.

Many participants in the energy business have numerous patents. Although, to our knowledge, our CTG technology does not infringe any patents, an exhaustive search of relevant patents is unrealistic given our limited resources. There can be no assurance that our technology does not infringe the patents of other energy industry participants.

The recipes of amendments we inject to foster the biogenic process by microorganisms are trade secrets that we developed from the technical know-how of our personnel. Although the macro components of amendments each company in our industry injects into the ground may be similar, the proprietary ingredients and their dosages can substantially affect the rates of CBNG production.

See "Risk Factors" of this Prospectus for a discussion of risks to our business related to intellectual property.

Test Results

Our technical team has conducted laboratory feasibility studies by using coal samples collected from both domestic and international carbonaceous deposits.  Laboratory results have shown that high levels of fresh biogenic coal bed methane gas can be generated within a short time from most of those coal samples.  A small scale field test shows that 10-30 Mcf/d of biogenic coal bed has been produced for a number of months from zero to negative (vacuum) baseline.  Our laboratory tests have detected the creation of fresh biogenic coal bed methane gas within a week, while we have detected newly formed biogenic coal bed in our small scale field pilot in just over 20 days.

Management

Our management team is led by individuals who have experience building both domestic and international business relationships.  With the uncertainty in domestic regulations on biogenic coal bed, we are focusing on existing overseas contacts in the short term.  We will continue working on domestic contacts with the expectation that local regulations will become more favorable over time.  Our implementation team is led by professionals with decades of experienced in R&D and putting technology to work to produce results.  See  the discussion in this Prospectus under the heading "Directors and Executive Officers" for additional information about our management team.  See "Risk Factors" of this Prospectus for a discussion of risks related to our management.

We currently employ five people and have identified prospective employees in the USA and Asia where we expect to both have projects with customers and to produce the amendments we will inject into carbonaceous deposits to implement our CTG technology.  We currently outsource much of our accounting and other administrative functions, but we expect to employ additional staff for administrative functions.

Environmental

Many environmental laws, rules and regulations cover the energy business in general and the natural gas business in particular. The laws, rules and regulations cover a range of issues, including groundwater, air emissions, and carbon emissions. Currently the coal bed natural gas ("CBNG") industry, especially biological CBNG, is governed by general environmental laws and not by laws designed specifically for CBNG. Although we believe our CTG Technology is environmentally friendly, in the short-term we believe locations outside the United States will offer a more favorable regulatory environment to introduce our technology and prove its environmental safety. See "Risk Factors" of this Prospectus for a discussion of environmental risks to our business.

Properties

Our principal office and mailing address is located at 821 Frank Street, Sheridan, Wyoming 82801 (and our telephone number is (307) 674-2145) in approximately 3,000 square feet of office and warehouse space, which we lease for $1,118 per month on a month to month basis from Robin Kindle, an officer of the Company.

We also lease approximately 400 square feet of office space in Ft. Collins, Colorado from an unaffiliated landlord on a month to month basis for $690 per month. We intend to negotiate longer term leases for both spaces as our needs become clearer.

We have identified potential production space in the People's Republic of China, which we do not expect to exceed 1000 sf, when we begin to produce commercial volumes of amendments.

Legal Proceedings

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect. See "Risk Factors" of this Prospectus for a description of issues that we have identified as having the highest risks for our becoming involved in litigation or regulatory proceedings.

MANAGEMENT

Our officers and directors are listed below. Our directors are generally elected at our annual shareholders' meeting and hold office until the next annual stockholders' meeting or until their successors are elected and qualified.

Directors and Executive Officers

In connection with transactions reported in the section of this Prospectus captioned "Security Ownership of Certain Beneficial Owners and Management. Guangwei Guo, a representative of our investors replaced John Cline as a member of the Board of Directors of the Company.  Effective June 30, 2011, the executive officers and members of the Board of Directors of the Company are as follows:

NAME	POSITION(S)
Robert H. Craig (Age 48)	Chief Executive Officer, Secretary and Chairman and Member of the Board of Directors
Dr. Song Jin (Age 42)	President and Chief Operating, Chief Technology Officer and Member of the Board of Directors
Robin Kindle (Age 57)	Vice President and Chief Financial Officer
Jon Larsen (Age 56)	Vice President of Operations
Guangwei Guo (Age 50)	Member of the Board of Directors

Robert H. Craig (48 years old) became the CEO of the Company and Chairman of the Company's Board of Directors on March 28, 2011.  From January 2003 until December 2010, he was a founder and owner of WYTEX Ventures, LLC, a Coal Bed Methane Exploration & Production company based in Wyoming.   From May 1998 until December 2002, Mr. Craig was the Vice President of JP Morgan Chase, a commercial banking firm in which Mr. Craig managed a commercial banking sales force of 7 bankers. Mr. Craig was awarded a BBA in 1998 and a MBA in 2001 from the University of Houston.

Mr. Song Jin (42 years old) became the President, Chief Operating Officer and Chief Technology Officer of the Company and a member of the Company's Board of Directors on April 1, 2011.  From August 2009 until February 2011, he was the Research Director of Ciris Energy Inc. (a natural gas company).  From June 2008 until July 2009, he was the Principal Scientist of MWH Americas (a multi-national full service environmental engineering company).  From July 2006 until May 2008, he was the Principal Scientist of Western Research Institute (a non-profit R&D company with focus on development and commercialization of energy and environmental technologies).  Since January 2005, Song Jin has been an Adjunct Professor at the University of Wyoming.  Mr. Jin received a B.S. degree in Biochemistry from Anhui University (China).  He received  a M.S. degree in Plant Physiology (plant molecular biology) from the University of Wyoming.  He received a Ph.D. degree in Zoology and Physiology (environmental microbiology) from the University of Wyoming.

Mr. Kindle (57 years old) became Vice President and Chief Financial Officer of the Company on March 28, 2011. From January 2003 until December 2010 he was an owner of WYTEX Ventures, LLC and Loral Operating, LLC, both coalbed methane exploration and production companies. Mr. Kindle was the Director of Investor Relations for U.S. Energy Corp. from April 1998 until December 2003. U.S. Energy Corp. is a public company that engages in both Oil & Gas Operations and various other mineral developments. Mr. Kindle was awarded a Bachelor of Science Degree in Biology from the University of Wyoming

Mr. Larsen (56 years old) became the Vice President of Operations of the Company on March 28, 2011.  From March 2005 until March 2011 he was the President of Loral Operating, LLC., a Coal Bed Methane Exploration & Production company based in Wyoming.     From July 2003 until March 2005 Mr. Larsen was the Senior Land Surveyor of P.E. Grosh Construction, Inc. a Civil Engineering Design and Construction Company. Mr. Larsen has extensive field experience in all aspects of the Coal Bed Methane industry and has several years experience specifically in field operations that utilize to the Coal-to-Gas Technology.

Mr. Guangwei Guo (50 years old) is the Managing Director of San Ding Jiu Yuan (Beijing) Venture Capital Co. Ltd. (an investment company) since January 2011.  He was the General Manager of Ordos Huigu Industrial Design Park Co. Ltd. (an organization with a mission to attract companies with advanced technologies to the city of Ordos) between November 2008 and May 2011.  From May 2006 to October 2008, he was the General Manager of Inner Mongolia Lepuweiye Energy Saving Co. Ltd. (a company that focuses on commercialization of technologies with energy-saving benefits in industrial applications).  From September 2005 to April 2006, he was the General Manager of Qinghai Soda Industry Co. Ltd. (a manufacturer of various chemicals such as sodium carbonate).  Mr. Guo graduated from Inner Mongolia Industrial University (China) with a Bachelor's degree in engineering.

Executive Compensation

The following table summarizes the compensation paid to certain of our executive officers for the years indicated:

Summary Compensation Table

Name and Principal Position	Year	Salary	Total
Robert H. Craig (1)	2010	$0	$0
Chief Executive Officer	2009	$0	$0
Dr. Song Jin, (2)	2010	$0	$0
President, Chief Operating Officer, Chief Technology Officer	2009	$0	$0
Robin Kindle (3)	2010	$0	$0
Vice President and Chief Financial Officer	2009	$0	$0
John Cline	2010	$0	$0
former Chief Executive Officer	2009	$0	$0
Beverly Cline	2010	$0	$0
former Corporate Secretary	2009	$0	$0

(1)           Mr. Craig is employed by us under an employment agreement dated April 1, 2011, under which his initial annual salary is $120,000.
(2)           Mr. Jin is employed by us under an employment agreement dated April 1, 2011, under which his initial annual salary is $120,000.
(3)           Mr. Kindle is employed by us under an employment agreement dated April 1, 2011, under which his initial annual salary is $120,000.

We have not paid any bonuses or granted any stock options or shares of common stock to any officer, director or employee as compensation for services.

The Company has entered into Employment Agreements, effective Apri1 1, 2011, with the following officers: Messrs. Craig, Jin, Kindle and Larsen.  Salaries were negotiated as part of the transaction in which the Company acquired technology and intellectual property described elsewhere in this Prospectus.  Except for salary differences, the Employment Agreements for all officers are the same.  The Employment Agreements call for an initial annual salary of $120,000 for Messrs. Craig, Jin and Kindle and $70,000 for Mr. Larsen.

The principal terms of the Employment Agreements include the following terms:  The Employment Agreements have a term of two years that ends on March 31, 2013.  If the Company terminates employment before March 31, 2013, whether for cause or without cause, the Company is required to pay the officer one year of base salary.  The officers are entitled to participate in bonus plans and benefit plans to the extent the Company from time to time initiates such plans.  The Company currently has no bonus or benefit plans. Benefits are payable during the severance period (one year), if the terms of the benefit plans permit.

The Technology Purchase Agreement described in this prospectus under the heading "Business" contains non-competition provisions for each of the above named officers.  The non-competition restrictions last until the later of March 31, 2015 or one year after termination of employment.

Director Compensation

Our directors currently receive no compensation for their service as directors, and none of our directors were compensated for their service as our directors during 2010.

Certain Relationships and Related Transactions

The Company currently leases its principal offices consisting of approximately 3,000 square feet of office and warehouse space on a month to month basis from Robin Kindle for $1,118 per month.

The Company has entered into a Pilot Test Agreement and Memorandum of Understanding described in the section of this Prospectus under the heading "Recent Events" with an affiliate of Guangwei Guo, a member of the Board of Directors of the Company.

The Board of Directors and Committees Thereof

Our Board of Directors held no meetings in the year ended September 30, 2010, but the Board acted by unanimous written consent four times during that period. Our policy regarding directors’ attendance at the annual meetings of stockholders is that all directors are expected to attend, absent extenuating circumstances.

Director independence

All the members of our Board of Directors are either officers or major shareholders of the Company or both.  Our Board of director follows the standards of independence established under the NASDAQ rules. None of the Members of our Board of Directors is independent. There were no transactions, relationships or arrangements not otherwise disclosed that were considered by the Board of Directors in determining that any of the directors are independent.

Committees of the Board of Directors

Pursuant to our bylaws, our Board of Directors is permitted to establish committees from time to time as it deems appropriate.  We do not currently have an audit committee or any other permanent committees of the Board of Directors because we do not have any independent directors.

Our Board of directors has not established a nominating committee or compensation committee because the Board believes that it is unnecessary in light of the Board’s small size.

Communications with the Board of Directors

Stockholders may communicate with our Board of Directors or any of the directors by sending written communications addressed to the Board of Directors or any individual directorat:

Next Fuel, Inc.
Attention: Corporate Secretary
821 Frank Street
Sheridan, WY 82801.

All communications are compiled by the corporate secretary and forwarded to the Board or the individual director(s) accordingly.

Nomination of directors

Our incumbent directors were appointed pursuant to agreements in which stockholders acquired shares of our stock. We have not received any other director nominations from shareholders.

In the event that vacancies on our Board of Directors arise, the Board considers potential candidates for director, which may come to the attention of the Board through current directors, professional executive search firms, stockholders or other persons. The Board will consider candidates recommended by stockholders if the names and qualifications of such candidates are submitted in writing in accordance with the notice provisions for stockholder proposals set forth below to our corporate secretary, Next Fuel, Inc., 821 Frank Street, Sheridan, WY 82801  Attention: Corporate Secretary.

Our fiscal year end is September 30, 2011.  No meeting of stockholders was held during fiscal years 2009, 2010 or 2011  We expect we will hold our next annual meeting of stockholders on or about February 15, 2012.

The Board will consider properly submitted stockholder nominations received on or before November 15, 2011 for candidates for the Board of Directors in the same manner as it evaluates other nominees. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Board and the materialprovided by a stockholder to the corporate secretary for consideration of a nominee for director will be forwarded to the Board. All candidates will be evaluated at meetings of the Board. In evaluating such nominations, the Board will seek to achieve the appropriate balance of industry and business knowledge and experience in light of the function and needs of the Board of directors. The Board will consider candidates with excellent decision-making ability, business experience, personal integrity and reputation.  The Board does not have a policy regarding diversity of directors.

Code of conduct

Our Board of Directors has adopted a code of conduct that applies to all of our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of conduct codifies the business and ethical principles that govern all aspects of our business. The code of conduct was previously filed as an exhibit to the Form 10K/A filed with the SEC on August 21, 2009. We undertake to provide a copy of our code of conduct to any person, at no charge, upon a written request. All written requests should be directed to Next Fuel, Inc., 821 Frank Street, Sheridan, WY 82801  Attention: Corporate Secretary.

Board leadership structure

The Board’s current leadership structure does not separate the positions of chairman and chief executive officer. The Board has determined our leadership structure based on factors such as the experience of the applicable individuals, the current business and financial environment we face, particularly in view of its financial condition and industry conditions generally and other relevant factors. After considering these factors, we determined that not separating the positions of chairman of the Board and chief executive officer is the appropriate leadership structure at this time. The Board, through the chairman and the chief executive officer, are currently responsible for the strategic direction of our company. The chairman and the chief executive officer is currently responsible for the day to day operation and performance of our company. The Board feels that this provides an appropriate balance of strategic direction, operational focus, flexibility and oversight.

The Board’s role in risk oversight

It is management’s responsibility to manage risk and bring to the Board's attention any material risks to the company. The Board has oversight responsibility for our risk policies and processes relating to the financial statements and financial reporting processes and the guidelines, policies and processes for mitigating those risks.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of June 30, 2011 by each of our executive officers and directors and each person known to be the beneficial owner of 5% or more of the outstanding common stock. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Next Fuel, Inc., 821 Frank Street, Sheridan, WY 82801.

Security Ownership of Certain Beneficial Owners and Management.

The following table describes, as of June 30, 2011, the beneficial ownership of our Common Stock by each person (other than officers and directors of the Company) known by the Company to beneficially own five (5%) percent or more of our outstanding shares of Common Stock.

Shareholder Name and Address	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (2)
David S. Callan (3)(4) c/o Hawk Opportunity Fund, LP 159 North State Street Newtown PA, 18949	1,125,000	11.8%

R. Scott Williams (3) c/o Hawk Opportunity Fund, LP 159 North State Street Newtown PA, 18949	1,125,000	11.8%

Hawk Opportunity Fund, L.P. (3) 159 North State Street Newtown PA, 18949	500,000	5.2%

________________
(1)
Shares are reported in the table as currently beneficially owned if the person currently has the right to acquire the shares or the right to acquire the shares within sixty (60) days.  Shares are also reported as beneficially owned if the person has sole power, or shares the power, to vote or sell the shares.

(2)
Based on 9,547,500 shares of our Common Stock outstanding at June 30, 2011.  Any securities not currently outstanding which are subject to options, warrants, rights to purchase or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

(3)
As the sole general partners of Hawk Opportunity Fund, L.P., Callan and Williams are each deemed to beneficially own all 500,000 shares owned by Hawk Opportunity Fund, LP in addition to shares each personally owns.  Numbers of shares and percentages shown in the table for Hawk Opportunity Fund, LP, Callan and Williams would overstate the collective ownership of these three shareholders if aggregated together, because the 500,000 shares are counted as owned by each of these shareholders.  The three shareholders beneficially own a total of 1,750,000 shares, which constitutes approximately 18.3% of the Company's outstanding shares of Common Stock.

The following table describes, as of June 30, 2011, the beneficial ownership of our Common Stock by (i) each of our current directors, (ii) each of our executive officers and (iii) all of our current directors and executive officers as a group.

Shareholder	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (2)
Robert H. Craig(3)	2,000,000	19.0%
Song Jin	1,000,000	9.5%
Robin Kindle	800,000	8.4%
Jon Larsen	200,000	2.1%
Guangwei Guo (4)	1,067,000	9.0%
All executive officers and directors as a group (five persons) (3) (4)	5,067,000	48.0%

(1)	Shares are reported in the table as currently beneficially owned, if the person currently has the right to acquire the shares or the right to acquire the shares within sixty (60) days. Shares are also reported as beneficially owned, if the person has sole power, or shares the power, to vote or sell the shares.

(2)	Based on 9,547,500 shares of our Common Stock outstanding at June 30, 2011. Any securities not currently outstanding which are subject to options, warrants, rights to purchase or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

(3)	Includes 1,000,000 shares Mr. Craig has the right to acquire at any time pursuant to a two-year warrant. The exercise price of the warrant is: (i) Twenty ($0.20) Cents per share, if the warrant is exercised during its first year and (ii) Thirty ($0.30) Cents per share, if the warrant is exercised during its second year.

(4)	Does not include 283,000 shares of Common Stock owned by two business associates of Mr. Guo listed in the Section of this Prospectus entitled "Selling Stockholders" as to which Mr. Guo disclaims beneficial ownership.

Acquisitions of Shares and Agreements Related to Shares

Mr. Guo acquired his shares as described in the Section of this Prospectus captioned "Selling Stockholders."

Issuances of Securities to Acquire Technology and Intellectual Property

In transactions exempt from registration by reason of Section 4 (2) of the Securities Act of 1933, as amended, on March 28, 2011, the Company issued Three Million Ten Thousand (3,010,000) shares of Common Stock and a Warrant to purchase an additional One Million Shares of Common Stock to five persons (the "Technology Sellers") in connection with the acquisition of certain technology described elsewhere in this Prospectus.

The Technology Sellers executed and delivered to the Company a Lock-up and Installment Re-Sale Restriction Agreement dated as of March 28, 2011 (the "Acquisition Lock-up Agreement").  Pursuant to this Acquisition Lock-up Agreement, the Technology Sellers agreed to restrictions on sales, short sales, pledges, loans, assignments or other transfers any of the shares and warrants they acquired.  These transactions are called "Restricted Transactions."  Certain private sales are exempt from the Restricted Transactions restrictions, provided the buyer agrees to comply with the restrictions on Restricted Transactions to the same extent as the Technology Sellers have agreed in the Acquisition Lock-up Agreement.

Two time periods with different levels of restrictions are covered by the Acquisition Lock-Up Agreement.

During the first time period (the "Lock-up Period"), no Restricted Transactions are permitted. The Lock-up Period started immediately and ends on the first anniversary of last day of the calendar month during which the later of two events occurs: (i) the date a Registration Statement pursuant to Section 5 of the 1933 Securities Act of 1933, as amended, covering resale of shares of Common Stock of the Company becomes effective by order of the SEC, which Registration Statement includes shares of Common Stock sold in a private placement, as defined in the Registration Rights or (ii) the date the Company raises at least Three Million ($3,000,000) Dollars (US) in private placement(s), including from sales to San Ding described in this Report.

The second time period (the "Installment Re-Sale Period") begins immediately after the Lock-up Period and ends on the first (1st) annual anniversary of the beginning of the Installment Re-Sale Period.  During the Installment Re Sale Period, each of the Technology Sellers are permitted to sell during any calendar month a number of shares equal to the lower of Eight and One Half percent (8.5%) of the shares they purchased, or their pro rata share of the average weekly reported volume of trading of the Company's shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks that ended immediately prior to the beginning of the calendar month during which the sale occurs (the "Average Weekly Volume").  The pro rata share of each Technology Seller is determined by dividing (i) the number of shares owned by that Technology Seller, by (ii) the number of shares owned by all Technology Sellers.

After the Installment Re-Sale Period ends, the Technology Sellers are free to sell or otherwise transfer shares without restriction, except any restrictions imposed by securities laws, rules and regulations.

Sales to Hawk Opportunity Fund, LP and its General Partners

In transactions exempt from registration by reason of Section 4 (2) of the Securities Act of 1933, as amended, on March 28, 2011, the Company also sold Five Hundred Thousand (500,000) shares of Common Stock to Hawk Opportunity Fund, L. P. ("Hawk") upon conversion of a $50,000 loan from Hawk to the Company reported in a Form 8-K filed with the Securities and Exchange Commission on February 22, 2011.  In addition, certain shares and options to purchase shares were transferred by John Cline to Hawk and its affiliates, who was then the Company's Chief Executive Officer.  Such transactions were reported in Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 22, 2011 and February 28, 2011 and April 1, 2011.

DESCRIPTION OF SECURITIES

The following description of our capital stock is derived from our articles of incorporation and bylaws as well as relevant provisions of applicable law. Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

General

Our original articles of incorporation (also referred to as our "charter") authorized 100,000,000 shares of common stock at a par value of $0.0001 per share and 100,000,000 shares of preferred stock at a par value of $0.0001 per share.

Common Stock

As of June 30, 2011,  9,547,500 shares of common stock are issued and outstanding and held by approximately 115 shareholders of record.  Holders of our common stock are entitled to one vote for each share on all matters submitted to a shareholder vote.

Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.  Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our articles of incorporation also provide that we are authorized to issue up to 100,000,000 shares of preferred stock with a par value of $.001 per share.  As of the date of this Report, there are no shares of preferred stock issued and outstanding.  Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine.  The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock.  Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors our Board of Directors may deem relevant.

Warrants

Warrants to purchase One Million shares of our Common Stock are outstanding at June 30, 2011.

Options

There are no options to purchase our securities outstanding.  We may in the future establish a stock option plan for our directors, employees and consultants.

SELLING STOCKHOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The selling stockholders acquired their shares in the transactions described below.

Name of Selling Stockholder	Shares Owned	Shares Issuable upon Exercise of Warrants	Shares to be Sold in This Offering	Share Ownership After Offering (%)
Guangwei Guo	1,067,000	0	1,067,000	0%
Min Peng	166,500	0	166,500	0%
ZhiQiang Sui	166,500	0	166,500	0%
Total	1,400,000	0	1,400,000	0%

Pursuant to Subscription Agreements dated March 28, 2011 and May 13, 2011, three individuals affiliated with San Ding Jiu Yuan Beijing Venture Investment Company (collectively, "San Ding") the Company sold One Million shares of Common Stock for Two ($2.00) Dollars (U.S.) per share for an aggregate amount of Two Million ($2,000,000) Dollars (US).   Mr. Guangwei Guo, a representative of San Ding, became a member of the Company's Board of Directors.

Mr. Gwangwei Guo, a member of the Company's Board of Directors, purchased an additional Four Hundred Thousand (400,000) shares of Common Stock of the Company for a purchase price of Three ($3.00) Dollars (US) per share in a transaction in which the Company raised One Million Two Hundred Thousand ($1,200,000) Dollars (US).

As a result of these transactions three individuals affiliated with San Ding own One Million shares of our Common Stock.  The offer and sales to San Ding and its affiliates were exempt from registration pursuant to Regulation S of the Securities and Exchange Commission.

San Ding Jiu Yuan Beijing Venture Investment Company and its affiliates (collectively, "San Ding") executed and delivered to the Company Lock-up and Installment Re-Sale Restriction Agreements dated as of March 28, 2011 and as of May 13, 2011 (collectively, the "San Ding Lock-up Agreement").  Pursuant to this Agreement, San Ding agreed to restrictions on selling, short sales, pledges, loans, assignments or otherwise transferring any shares purchased.  These transactions are called "Restricted Transactions."  Certain private sales are exempt from these re-sale restrictions, provided the buyer agrees to restrict re-sales to the same extent as San Ding has agreed in the San Ding Lock-up Agreement.

Two time periods with different levels of restrictions are covered by the San Ding Lock-up Agreement.

During the first time period (the "Lock-up Period"), no Restricted Transactions are permitted.  The Lock-up Period started immediately and ends on the first anniversary of the last day of the calendar month during which the later of two events occurs: (i) the date a Registration Statement pursuant to Section 5 of the Securities Act of 1933 covering the resale of shares of Common Stock of the Company becomes effective by order of the SEC, which Registration Statement includes shares of Common Stock sold in the private placement, or (ii) the date the Company raises at least Three Million ($3,000,000) Dollars (US) in the private placement, including from sales to San Ding described in this Report.

The second time period covered by the San Ding Lock-up Agreement (the "Installment Re-Sale Period") begins immediately after the Lock-up Period and ends on the first (1st) anniversary of the beginning of the Installment Re-Sale Period.  During the Installment Re Sale Period, San Ding is permitted to sell during any calendar month a number of shares equal to the lower of Eight and One Half (8.5%) of the shares purchased, or its pro rata share of the average weekly reported volume of trading of the Company's shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks that ended immediately prior to the beginning of the calendar month during which the sale occurs (the "Average Weekly Volume").  San Ding's pro rata share is determined by dividing (i) the number of shares owned by San Ding, by (ii) the number of shares whose resale is restricted by agreements with San Ding and other investors in the private placement.

After the Installment Re-Sale Period ends, San Ding is free to sell or otherwise transfer shares without restriction, except any restrictions imposed by securities laws, rules and regulations.

The Company also entered into a Registration Rights Agreement dated May 13, 2011 with San Ding (the "Registration Rights Agreement"). The Registration Rights Agreement requires the Company to use reasonable commercial efforts to file by July 11, 2011 a registration statement to register for re-sale the shares purchased by San Ding and to use reasonable commercial efforts to cause the registration to become effective within six months after the registration statement is filed. The Registration Rights Agreement includes liquidated damages, if the Company fails to achieve the target dates, because the Company fails to use commercially reasonable efforts. The Registration Rights Agreement contains other provisions common to agreements of this nature.

PLAN OF DISTRIBUTION

Each selling stockholder of the shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares covered hereby on the OTC or any other stock exchange, market or trading facility on which our common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may also sell shares short and deliver these shares to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

4,432,340 shares are being offered by us to the holders of our $8,400,000 aggregate principal amount of 8% senior secured debentures as interest payments and in the event of conversion of the debentures. These shares are not being offered to the public.

EXPERTS

The balance sheets of Next Fuel, Inc. (A Development Stage Company) as of September 30, 2010 and 2009, and the related statements of operations, changes in shareholders’ deficiency and cash flows for the years ended September 30, 2010 and 2009 and the period from August 14, 2007 (Inception) to September 30, 2010. are included herein in reliance on the report of Webb & Company, P. A., independent registered public accounting firm, as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.

You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or the supplement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may request a copy of such information and our filings with the SEC, at no cost, by writing or calling us at the following address or telephone number:

Next Fuel, Inc.
821 Frank Street, Sheridan, WY 82801
(307) 674-2145

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Indemnification

Our director and officer are indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. No dealer, sales person or any other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in our circumstances of or the facts herein set forth since the date hereof.

NEXT FUEL, INC.
 (A DEVELOPMENT STAGE COMPANY)

CONTENTS

PAGE	F-2	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	F-3	BALANCE SHEETS AS OF SEPTEMBER 30, 2010 AND 2009

PAGE	F-4	STATEMENTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 2010 AND 2009, AND FOR THE PERIOD FROM AUGUST 14, 2007 (INCEPTION) TO SEPTEMBER 30, 2010

PAGE	F-5	STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIENCY) FOR THE PERIOD FROM AUGUST 14, 2007 (INCEPTION) TO SEPTEMBER 30, 2010

PAGE	F-7	STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED SEPTEMBER 30, 2010 AND 2009, AND FOR THE PERIOD FROM AUGUST 14, 2007 (INCEPTION) TO SEPTEMBER 30, 2010

PAGE	F-8	NOTES TO FINANCIAL STATEMENTS

PAGE	F-13	CONDENSED BALANCE SHEETS AS OF MARCH 31, 2011 (UNAUDITED) AND AS OF SEPTEMBER 30, 2010

PAGE	F-14	CONDENSED STATEMENTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2011 AND 2010, AND FOR THE PERIOD FROM AUGUST 14, 2007 (INCEPTION) TO MARCH 31, 2011 (UNAUDITED)

PAGE	F-15	CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY) FOR THE PERIOD FROM AUGUST 14, 2007 (INCEPTION) TO MARCH 31, 2011 (UNAUDITED)

PAGE	F-17	CONDENSED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED MARCH 31, 2011 AND 2010, AND FOR THE PERIOD FROM AUGUST 14, 2007 (INCEPTION) TO MARCH 31, 2011 (UNAUDITED)

PAGE	F-18	NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Next Fuel, Inc. (A Development Stage Company)

We have audited the accompanying balance sheets of Next Fuel, Inc. (A Development Stage Company) as of September 30, 2010 and 2009, and the related statements of operations, changes in stockholders' deficiency and cash flows for the years ended September 30, 2010 and 2009 and the period from August 14, 2007 (Inception) to September 30, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Next Fuel, Inc. (A Development Stage Company) as of September 30, 2010 and 2009 and the results of its operations and its cash flow for the years ended September 30, 2010 and 2009 and the period from August 14, 2007 (Inception) to September 30, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company is in the development stage with no operations and has a net loss since inception of $463,441 and negative cash flows from operations of $391,692 from inception. In addition, there is a working capital deficiency of $296,540 and stockholders' deficiency of $294,167 as of September 30, 2010. This raises substantial doubt about its ability to continue as a going concern. Management's plans concerning this matter are also described in Note 7. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEBB & COMPANY, P.A.
Certified Public Accountants

Boynton Beach, Florida
December 7, 2010

Next Fuel, Inc.
(F/k/a Clinical Trials of the Americas, Inc.)
(A Development Stage Company)
Balance Sheets

ASSETS

	September 30, 2010	September 30, 2009
Current Assets
Cash	$-	$79
Total Current Assets	-	79

Property and Equipment, net	2,373	3,355

Total Assets	$2,373	$3,434

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities
Accounts Payable	$10,790	$10,235
Loan Payable	285,750	285,750
Total Liabilities	296,540	295,985

Commitments and Contingencies	-	-

Stockholders' Deficiency
Preferred stock, $0.0001 par value; 100,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized, 7,037,500 and 6,712,500 issued and outstanding, respectively	703	671
Additional paid-in capital	261,571	198,397
Less: Treasury stock; 2,500,000 and 2,500,000, respectively	(93,000)	(93,000)
Deficit accumulated during the development stage	(463,441)	(398,619)
Total Stockholders' Deficiency	(294,167)	(292,551)

Total Liabilities and Stockholders' Deficiency	$2,373	$3,434

See accompanying notes to financial statements.

Next Fuel, Inc.
(F/k/a Clinical Trials of the Americas, Inc.)
(A Development Stage Company)
Statements of Operations

	For the Year Ended September 30,		For the Period from August 14, 2007
	2010	2009	(Inception) to September 30, 2010
Operating Expenses
Professional fees	$27,930	$146,537	$369,264
General and administrative	11,379	18,999	52,546
Total Operating Expenses	39,309	165,536	421,810

Loss from Operations	(39,309)	(165,536)	(421,810)

Other Expenses
Interest Expense	(25,513)	(16,118)	(41,631)

LOSS FROM OPERATIONS BEFORE INCOME TAXES	(64,822)	(181,654)	(463,441)

Provision for Income Taxes	-	-	-

NET LOSS	$(64,822)	$(181,654)	$(463,441)

Net Loss Per Share - Basic and Diluted	$(0.01)	$(0.04)

Weighted average number of shares outstanding
during the year - Basic and Diluted	6,886,336	4,781,660

See accompanying notes to financial statements.

Next Fuel, Inc.
(F/k/a Clinical Trials of the Americas, Inc.)
(A Development Stage Company)
Statement of Changes in Stockholders' Equity/(Deficiency)
For the period from August 14, 2007 (Inception) to September 30, 2010

							Deficit
	Preferred Stock		Common stock		Additional		accumulated during the		Total Stockholder's
					paid-in	Treasury	development	Subscription	Equity/
	Shares	Amount	Shares	Amount	capital	Stock	stage	Receivable	(Deficiency)

Balance August 14, 2007	-	$-	-	$-	$-	$-	$-	$-	$-
						-
Common stock issued for services to founder ($0.0001)	-	-	5,000,000	500	-	-	-	-	500
						-
Common stock issued for cash ($0.10/ per share)	-	-	1,240,000	124	123,876	-	-	(85,000)	39,000

In kind contribution of cash	-	-	-	-	100	-	-	-	100

In kind contribution of services	-	-	-	-	700	-	-	-	700

Net loss for the period August 14, 2007 (inception) to September 30, 2007	-	-	-	-	-	-	(12,300)	-	(12,300)

Balance, for the year ended September 30, 2007	-	-	6,240,000	624	124,676	-	(12,300)	(85,000)	28,000

Common stock issued for cash ($0.10/ per share)	-	-	197,500	20	19,730	-	-	-	19,750

Purchase of treasury stock	-	-	-	-	-	(40,000)	-	-	(40,000)

Cash received for subscription receivable	-	-	-	-	-	-	-	85,000	85,000

In kind contribution of services	-	-	-	-	5,200	-	-	-	5,200

Net loss for the year ended September 30, 2008	-	-	-	-	-	-	(204,665)	-	(204,665)

Balance, for the year ended September 30, 2008	-	-	6,437,500	644	149,606	(40,000)	(216,965)	-	(106,715)

Common stock issued for cash ($0.10/ per share)	-	-	275,000	27	27,473	-	-	-	27,500

Purchase of treasury stock	-	-	-	-	-	(53,000)	-	-	(53,000)

In kind contribution of interest	-	-	-	-	16,118	-	-	-	16,118

In kind contribution of services	-	-	-	-	5,200	-	-	-	5,200

Net loss for the year ended September 30, 2009	-	-	-	-	-	-	(181,654)	-	(181,654)

Balance, September 30, 2009	-	-	6,712,500	671	198,397	(93,000)	(398,619)	-	(292,551)

Common stock issued for cash ($0.10/ per share)	-	-	325,000	32	32,468	-	-	-	32,500

In kind contribution of interest	-	-	-	-	25,506	-	-	-	25,506

In kind contribution of services	-	-	-	-	5,200	-	-	-	5,200

Net loss for the year ended September 30, 2010	-	-	-	-	-	-	(64,822)	-	(64,822)

Balance, September 30, 2010	-	$-	7,037,500	$703	$261,571	$(93,000)	$(463,441)	$-	$(294,167)

See accompanying notes to financial statements.

Next Fuel, Inc.
(F/k/a Clinical Trials of the Americas, Inc.)
(A Development Stage Company)
Statements of Cash Flows
	For the Year Ended September 30,		For the Period From August 14, 2007
	2010	2009	(Inception) to September 30, 2010
Cash Flows Used In Operating Activities:
Net Loss	$(64,822)	$(181,654)	$(463,441)
Adjustments to reconcile net loss to net cash used in operations
Common stock issued for services	-	-	500
In-kind contribution of services	5,200	5,200	16,300
In-kind contribution of interest	25,506	16,118	41,624
Depreciation expense	982	982	2,535
Changes in operating assets and liabilities:
Decrease in other receivables	-	233	-
Decrease in prepaid expenses	-	4,167	-
Increase (Decrease) in accounts payable and accrued expenses	555	9,337	10,790
Net Cash Used In Operating Activities	(32,579)	(145,617)	(391,692)

Cash Flows From Investing Activities:
Purchase of Fixed Assets	-	-	(4,908)
Net Cash Used In Investing Activities	-	-	(4,908)

Cash Flows From Financing Activities:
Proceeds from loan payable	-	185,125	325,750
Repayments of loan payable	-	(40,000)	(40,000)
Purchase of treasury stock	-	(53,000)	(93,000)
Proceeds from issuance of common stock	32,500	27,500	203,850
Net Cash Provided by Financing Activities	32,500	119,625	396,600

Net (Decrease) in Cash	(79)	(25,992)	-

Cash at Beginning of Year/Period	79	26,071	-

Cash at End of Year/Period	$-	$79	$-

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$-	$-
Cash paid for taxes	$-	$127	$127

Supplemental disclosure of non-cash investing and financing activities:

Stock issued in exchange for subscription receivable	$-	$-	$-

See accompanying notes to financial statements.

NEXT FUEL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2010 AND 2009

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Basis of Presentation

Clinical Trials of the Americas, Inc. (a development stage company) (the "Company") was incorporated under the laws of the State of Nevada on August 14, 2007.  Clinical Trials of the Americas, Inc. is a service-based firm that will provide clinical trial investigator services to pharmaceutical companies throughout the Americas.

On May 29, 2009, in connection with the letter of intent with Next Fuel, Inc., the Company filed a Certificate of Amendment to the Articles of Incorporation changing the Company’s name to Next Fuel, Inc. (see Note 8).

Activities during the development stage include developing the business plan and raising capital.

 (B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimates.

(C) Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents.  At September 30, 2010 and 2009, respectively, the Company had no cash equivalents.

(D) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by FASB Accounting Standards Codification Topic 260, “Earnings Per Share". As of September 30, 2010 and 2009, respectively, there were no common share equivalents outstanding.

(E) Property and Equipment

The Company values property and equipment at cost and depreciates these assets using the straight-line method over their expected useful life. The Company uses a five year life for computer equipment.

NEXT FUEL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2010 AND 2009

(F) Income Taxes

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-25”).  Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

	2010	2009

Expected income tax expense at the statutory rate of 38.55%	$(24,991)	$(70,034)
Tax effect of expenses that are not deductible for income tax purposes (net of other amounts deductible for tax purposes)	11,840	8,218
Tax effect of differences in the timing of deductibility of items for income tax purposes	-	-
Change in valuation allowance	13,151	61,816

Provision for income taxes	$-	$-

The components of deferred income taxes are as follows:
	2010	2009

Deferred income tax asset:
Net operating loss carry forwards	$155,628	$142,477
Valuation allowance	(155,628)	(142,477)
Deferred income taxes	$-	$-

As of September 30, 2010 and 2009 the Company has a net operating loss carryforward of approximately $404,978 and $370,862, respectively, available to offset future taxable income through 2030. The valuation allowance at September 30, 2010 was $155,628.  The valuation allowance at September 30, 2009 was $142,477. The net change in the valuation allowance for the year ended September 30, 2010 was an increase of $13,151.

NEXT FUEL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2010 AND 2009

(G) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(H) Revenue Recognition

The Company will recognize revenue on arrangements in accordance with FASB ASC No. 605, “Revenue Recognition”.  In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

 (I) Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for accounts payable and loan payable approximate fair value based on the short-term maturity of these instruments.

NOTE 2 PROPERTY AND EQUIPMENT

At September 30, 2010 and September 30, 2009 property and equipment is as follows:

	September 30, 2010	September 30, 2009

Computer Equipment	$4,908	$4,908
Less accumulated depreciation	(2,535)	(1,553)

	$2,373	$3,355

Depreciation expense for the year ended September 30, 2010 and 2009 and the period from August 14, 2007 to September 30, 2010 was $982, $982 and $2,535 respectively.

NOTE 3 STOCKHOLDERS’ DEFICIT

(A) Common Stock Issued for Cash

On August 10, 2010, the Company issued 50,000 shares of common stock for $5,000 ($0.10/share).

On July 20, 2010, the Company issued 50,000 shares of common stock for $5,000 ($0.10/share).

On April 13, 2010, the Company issued 75,000 shares of common stock for $7,500 ($0.10/share).

NEXT FUEL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2010 AND 2009

On February 17, 2010, the Company issued 50,000 shares of common stock for $5,000 ($0.10/share).

On November 4, 2009, the Company issued 100,000 shares of common stock for $10,000 ($0.10/share).

During March and April 2009, the Company issued 275,000 shares of common stock for $27,500 ($0.10/share).

During October and November 2007, the Company issued 197,500 shares of common stock for $19,750 ($0.10/share).

During October 2007, the Company collected $85,000 ($0.10/share) for the sale of 850,000 shares of common stock made during the period from August 14, 2007 (inception) through September 30, 2007.

For the year ended September 30, 2007 the Company issued 390,000 shares of common stock for $39,000 ($0.10/share).

(B) In-Kind Contribution

For the year ended September 30, 2010, a shareholder of the Company contributed services having a fair value of $5,200 (See Note 6).

For the year ended September 30, 2010, the Company recorded contributed interest expense having a fair value of $25,506 (See Note 4).

For the year ended September 30, 2009, the Company recorded contributed interest expense having a fair value of $16,118 (See Note 4).

For the year ended September 30, 2009 a shareholder of the Company contributed services having a fair value of $5,200 (See Note 6).

For the year ended September 30, 2008 a shareholder of the Company contributed services having a fair value of $5,200 (See Note 6).

For the period from August 14, 2007 (Inception) through September 30, 2007 a shareholder of the Company contributed services having a fair value of $700 (See Note 6).

For the period from August 14, 2007 (Inception) through September 30, 2007 a principal stockholder of the Company contributed cash of $100 (See Note 6).

NEXT FUEL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2010 AND 2009

(C) Stock Issued for Services

On August 14, 2007, the Company issued 5,000,000 shares of common stock to its founders having a fair value of $500 ($0.0001/share) in exchange for services provided (See Note 6).

(D) Treasury Shares

During the year ended September 30, 2009, the Company re-purchased 1,424,731 shares of common stock for $53,000.

During the year ended September 30, 2008, the Company re-purchased 1,075,269 shares of common stock for $40,000.

LOAN PAYABLE

Through September 30, 2009, the Company received $325,750 of advances to fund operations of which $40,000 was repaid in 2009.  The loans were made pursuant to the Letter of Intent (See Note 8).  The remaining loan balance at September 30, 2010 is $285,750. For the year ended September 30, 2010 the Company recorded $25,506 as an in kind contribution of interest.  The advances are unsecured, non interest bearing and due on demand (See Note 3(B)).

COMMITMENTS

On October 12, 2007 the Company entered into a consulting agreement to receive administrative and other miscellaneous services.  The Company is required to pay $5,000 a month.  The agreement will remain in effect unless either party desires to cancel the agreement.   This agreement has been terminated effective October 1, 2008.

RELATED PARTY TRANSACTIONS

For the year ended September 30, 2010 a shareholder of the Company contributed services having a fair value of $5,200 (See Note 3(B)).

For the year ended September 30, 2009 a shareholder of the Company contributed services having a fair value of $5,200 (See Note 3(B)).

For the year ended September 30, 2008 the shareholder of the Company contributed services having a fair value of $5,200 (See Note 3(B)).

For the period from August 14, 2007 (Inception) through September 30, 2007, the Company received $100 from a principal stockholder. Proceeds have been recorded as an in-kind contribution (See Note 3(B)).

NEXT FUEL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2010 AND 2009

For the period from August 14, 2007 (Inception) through September 30, 2007 the shareholder of the Company contributed services having a fair value of $700 (See Note 3(B)).

On August 14, 2007, the Company issued 5,000,000 shares of common stock to its founders having a fair value of $500 ($0.0001/share) in exchange for services provided (See Note 3(C)).

NOTE 7 GOING CONCERN

As reflected in the accompanying financial statements, the Company is in the development stage with no operations and has a net loss since inception of $463,441 and negative cash flows from operations of $391,692 from inception. In addition there is a working capital deficiency of $296,540 and stockholders’ deficiency of $294,167 as of September 30, 2010.  This raises substantial doubt about its ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

NOTE 8 BINDING LETTER OF INTENT

On April 6, 2009 the Company entered into a binding letter of intent with Next Fuel, Inc.  Pursuant to the letter of intent, the Company will issue to Next Fuel approximately 75% of the Company’s outstanding shares for total consideration of $300,000.  As of September 30, 2010, the terms of the agreement have not been completed (See Note 4).

On May 29, 2009, in connection with the letter of intent with Next Fuel, Inc., the Company filed a Certificate of Amendment to the Articles of Incorporation changing the Company’s name to Next Fuel, Inc. (See Note 1(A))

NOTE 9 SUBSEQUENT EVENT

On October 14, 2010, the Company issued 50,000 shares of common stock for $5,000 ($0.10/share).

Next Fuel, Inc.
(F/k/a Clinical Trials of the Americas, Inc.)
(A Development Stage Company)
Condensed Balance Sheets

ASSETS

	March 31, 2011	September 30, 2010
	(Unaudited)
Current Assets
Cash	$585	$-
Total Current Assets	585	-

Property and Equipment, net	1,884	2,373

Total Assets	$2,469	$2,373

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities
Accounts Payable	$71,260	$10,790
Loan Payable	285,750	285,750
Total Liabilities	357,010	296,540

Commitments and Contingencies	-	-

Stockholders' Deficiency
Preferred stock, $0.0001 par value; 100,000,000 shares authorized,
none issued and outstanding	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized, 10,647,500 and 7,037,500
issued and outstanding, respectively	1,064	703
Additional paid-in capital	18,409,595	261,571
Less: Treasury stock; 2,500,000 and 2,500,000, respectively	(93,000)	(93,000)
Deficit accumulated during the development stage	(18,572,200)	(463,441)
Stock subscription receivable	(100,000)	-
Total Stockholders' Deficiency	(354,541)	(294,167)

Total Liabilities and Stockholders' Deficiency	$2,469	$2,373

See accompanying notes to condensed unaudited financial statements.

Next Fuel, Inc.
(F/k/a Clinical Trials of the Americas, Inc.)
(A Development Stage Company)
Condensed Statements of Operations
(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,		For the Period from August 14, 2007(Inception) to
	2011	2010	2011	2010	March 31, 2011
Operating Expenses
Professional fees	$379,232	$6,354	$387,933	$11,979	$757,197
Research and development costs	17,649,999	-	17,649,999	-	17,649,999
General and administrative	5,389	3,316	8,003	5,548	60,549
Total Operating Expenses	18,034,620	9,670	18,045,935	17,527	18,467,745

Loss from Operations	(18,034,620)	(9,670)	(18,045,935)	(17,527)	(18,467,745)

Other Expenses
Interest Expense	(56,412)	(6,341)	(62,824)	(12,824)	(104,455)

LOSS FROM OPERATIONS BEFORE INCOME TAXES	(18,091,032)	(16,011)	(18,108,759)	(30,351)	(18,572,200)

Provision for Income Taxes	-	-	-	-	-

NET LOSS	$(18,091,032)	$(16,011)	$(18,108,759)	$(30,351)	$(18,572,200)

Net Loss Per Share - Basic and Diluted	$(2.51)	$(0.00)	$(2.54)	$(0.00)

Weighted average number of shares outstanding
during the year - Basic and Diluted	7,206,167	6,835,833	7,142,914	6,804,808

See accompanying notes to condensed unaudited financial statements

Next Fuel, Inc.
(F/k/a Clinical Trials of the Americas, Inc.)
(A Development Stage Company)
Condensed Statement of Changes in Stockholders' Equity/(Deficiency)
For the period from August 14, 2007 (Inception) to March 31, 2011
(Unaudited)

							Deficit
	Preferred Stock		Common stock		Additional		accumulated during the		Total Stockholder's
					paid-in	Treasury	development	Subscription	Equity/
	Shares	Amount	Shares	Amount	capital	Stock	stage	Receivable	(Deficiency)

Balance August 14, 2007	-	$-	-	$-	$-	$-	$-	$-	$-
						-
Common stock issued for services to founder ($0.0001)	-	-	5,000,000	500	-	-	-	-	500
						-
Common stock issued for cash ($0.10/ per share)	-	-	1,240,000	124	123,876	-	-	(85,000)	39,000

In kind contribution of cash	-	-	-	-	100	-	-	-	100

In kind contribution of services	-	-	-	-	700	-	-	-	700

Net loss for the period August 14, 2007 (inception) to September 30, 2007	-	-	-	-	-	-	(12,300)	-	(12,300)

Balance, for the year ended September 30, 2007	-	-	6,240,000	624	124,676	-	(12,300)	(85,000)	28,000

Common stock issued for cash ($0.10/ per share)	-	-	197,500	20	19,730	-	-	-	19,750

Purchase of treasury stock	-	-	-	-	-	(40,000)	-	-	(40,000)

Cash received for subscription receivable	-	-	-	-	-	-	-	85,000	85,000

In kind contribution of services	-	-	-	-	5,200	-	-	-	5,200

Net loss for the year ended September 30, 2008	-	-	-	-	-	-	(204,665)	-	(204,665)

Balance, for the year ended September 30, 2008	-	-	6,437,500	644	149,606	(40,000)	(216,965)	-	(106,715)

Common stock issued for cash ($0.10/ per share)	-	-	275,000	27	27,473	-	-	-	27,500

Purchase of treasury stock	-	-	-	-	-	(53,000)	-	-	(53,000)

In kind contribution of interest	-	-	-	-	16,118	-	-	-	16,118

In kind contribution of services	-	-	-	-	5,200	-	-	-	5,200

Net loss for the year ended September 30, 2009	-	-	-	-	-	-	(181,654)	-	(181,654)

See accompanying notes to condensed unaudited financial statements

Next Fuel, Inc.
(F/k/a Clinical Trials of the Americas, Inc.)
(A Development Stage Company)
Condensed Statement of Changes in Stockholders' Equity/(Deficiency)
For the period from August 14, 2007 (Inception) to March 31, 2011
(Unaudited)

							Deficit
	Preferred Stock		Common stock		Additional		accumulated during the		Total Stockholder's
					paid-in	Treasury	development	Subscription	Equity/
	Shares	Amount	Shares	Amount	capital	Stock	stage	Receivable	(Deficiency)

Balance, September 30, 2009	-	-	6,712,500	671	198,397	(93,000)	(398,619)	-	(292,551)

Common stock issued for cash ($0.10/ per share)	-	-	325,000	32	32,468	-	-	-	32,500

In kind contribution of interest	-	-	-	-	25,506	-	-	-	25,506

In kind contribution of services	-	-	-	-	5,200	-	-	-	5,200

Net loss for the year ended September 30, 2010	-	-	-	-	-	-	(64,822)	-	(64,822)

Balance, September 30, 2010	-	-	7,037,500	703	261,571	(93,000)	(463,441)	-	(294,167)

Common stock issued for cash ($0.10/ per share)	-	-	50,000	5	4,995	-	-	-	5,000

Common stock issued for cash ($2/ per share) less stock offering costs	-	-	50,000	5	95,957	-	-	(100,000)	(4,038)

Conversion of $50,000 convertible note to 500,000 shares of stock	-	-	500,000	50	49,950	-	-	-	50,000

Beneficial conversion of related party convertible note payable	-	-	-	-	50,000	-	-	-	50,000

Issuance of 3,010,000 shares in exchange for intellectual property	-	-	3,010,000	301	13,394,199	-	-	-	13,394,500

Issuance of 1,000,000 warrants in exchange for intellectual property	-	-	-	-	4,250,499	-	-	-	4,250,499

Value of service provided for the acquisition of intellectual property	-	-	-	-	287,000	-	-	-	287,000

In kind contribution of interest	-	-	-	-	12,824	-	-	-	12,824

In kind contribution of services	-	-	-	-	2,600	-	-	-	2,600

Net loss for the six months ended March 31, 2011	-	-	-	-	-	-	(18,108,759)	-	(18,108,759)

Balance, March 31, 2011	-	$-	10,647,500	$1,064	$18,409,595	$(93,000)	$(18,572,200)	$(100,000)	$(354,541)

See accompanying notes to condensed unaudited financial statements

Next Fuel, Inc.
(F/k/a Clinical Trials of the Americas, Inc.)
(A Development Stage Company)
Condensed Statements of Cash Flows
(Unaudited)

	For the Six Months Ended March 31,		For the Period From August 14, 2007(Inception) to March
	2011	2010	31, 2011
Cash Flows Used In Operating Activities:
Net Loss	$(18,108,759)	$(30,351)	$(18,572,200)
Adjustments to reconcile net loss to net cash used in operations
Common stock issued for services	-	-	500
Common stock issued for intellectual property	17,644,999	-	17,644,999
Beneficial conversion feature in stock conversion	50,000	-	50,000
In-kind contribution of services	289,600	2,600	305,900
In-kind contribution of interest	12,824	12,824	54,448
Depreciation expense	489	471	3,024
Changes in operating assets and liabilities:
Increase in accounts payable and accrued expenses	60,470	1,319	71,260
Net Cash Used In Operating Activities	(50,377)	(13,137)	(442,069)

Cash Flows Used in Investing Activities:
Purchase of Fixed Assets	-	-	(4,908)
Net Cash Used In Investing Activities	-	-	(4,908)

Cash Flows From Financing Activities:
Proceeds from loan payable	-	-	325,750
Proceeds from convertible note payable	50,000		50,000
Repayments of loan payable	-	-	(40,000)
Purchase of treasury stock	-	-	(93,000)
Proceeds from issuance of common stock, net of offering costs	962	15,000	204,812
Net Cash Provided by Financing Activities	50,962	15,000	447,562

Net (Decrease) in Cash	585	1,863	585

Cash at Beginning of Year/Period	-	79	-

Cash at End of Year/Period	$585	$1,942	$585

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$-	$-
Cash paid for taxes	$-	$-	$127

Supplemental disclosure of non-cash investing and financing activities:

Stock issued in exchange for subscription receivable	$100,000	$-	$100,000

During the six months ended March 31, 2011 the Company converted $50,000 of convertible note payable into 500,000 shares of common stock at a conversion rate of $0.10 per share. The Company also recognized a $50,000 beneficial conversion feature as an interest expense on the conversion.

See accompanying notes to condensed unaudited financial statements

NEXT FUEL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF MARCH 31, 2011
(UNAUDITED)

NOTE 1       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information.  Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

It is management's opinion, however that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation.  The results for the interim period are not necessarily indicative of the results to be expected for the year.

Clinical Trials of the Americas, Inc. (a development stage company) (the "Company") was incorporated under the laws of the State of Nevada on August 14, 2007.  Clinical Trials of the Americas, Inc. is a service-based firm that will provide clinical trial investigator services to pharmaceutical companies throughout the Americas.

On May 29, 2009, in connection with the letter of intent with Next Fuel, Inc., the Company filed a Certificate of Amendment to the Articles of Incorporation changing the Company’s name to Next Fuel, Inc. (see Note 9).

Activities during the development stage include initiating pilot test work,  finalizing the business plan and raising capital.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimates.

NEXT FUEL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF MARCH 31, 2011
(UNAUDITED)

(C) Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents.  At March 31, 2011 and September 30, 2010, respectively, the Company had no cash equivalents.

(D) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by FASB Accounting Standards Codification Topic 260, “Earnings Per Share.”

Diluted income per share includes the dilutive effects of stock options, warrants, and stock equivalents.  To the extent stock options, stock equivalents and warrants are anti-dilutive, they are excluded from the calculation of diluted income per share.  For the three and six months ended March 31, 2011 and 2010, 1,000,000, 1,000,000, 0 and 0,  shares, respectively, were issuable upon the exercise of warrants and were not included in the computation of income per share because their inclusion is anti-dilutive.

(E) Property and Equipment

The Company values property and equipment at cost and depreciates these assets using the straight-line method over their expected useful life. The Company uses a five year life for computer equipment.

(F) Income Taxes

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-25”).  Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(G) Business Segments

The Company operates in one segment and therefore segment information is not presented.

NEXT FUEL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF MARCH 31, 2011
(UNAUDITED)

(H) Revenue Recognition

The Company will recognize revenue on arrangements in accordance with FASB ASC No. 605, “Revenue Recognition”.  In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

(I) Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for accounts payable and loan payable approximate fair value based on the short-term maturity of these instruments.

(J) Research and Development

Under ASC No 350, goodwill and any other intangible assets deemed to have indefinite lives are not subject to amortization; however, goodwill is subject to impairment reviews, which must be performed at least  annually, or more frequently if events or circumstances indicate that goodwill or other indefinite lived intangibles might be impaired. The Company charges costs related to research and development to expense as incurred.

NOTE 2       PROPERTY AND EQUIPMENT

At March 31, 2011 and September 30, 2010 property and equipment is as follows:

	March 31, 2011	September 30, 2010

Computer Equipment	$4,908	$4,908
Less accumulated depreciation	(3,024)	(2,535)

	$1,884	$2,373

Depreciation expense for the six months ended March 31, 2011 and 2010 and the period from August 14, 2007 to March 31, 2011 was $489, $471 and $3,024 respectively.

NOTE 3       STOCKHOLDERS’ EQUITY/DEFICIENCY

(A)  Common Stock Issued for Cash

On October 14, 2010, the Company issued 50,000 shares of common stock for $5,000 ($0.10/share).

NEXT FUEL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF MARCH 31, 2011
(UNAUDITED)

On August 10, 2010, the Company issued 50,000 shares of common stock for $5,000 ($0.10/share).

On July 20, 2010, the Company issued 50,000 shares of common stock for $5,000 ($0.10/share).

On April 13, 2010, the Company issued 75,000 shares of common stock for $7,500 ($0.10/share).

On February 17, 2010, the Company issued 50,000 shares of common stock for $5,000 ($0.10/share).

On November 4, 2009, the Company issued 100,000 shares of common stock for $10,000 ($0.10/share).

During March and April 2009, the Company issued 275,000 shares of common stock for $27,500 ($0.10/share).

During October and November 2007, the Company issued 197,500 shares of common stock for $19,750 ($0.10/share).

During October 2007, the Company collected $85,000 ($0.10/share) for the sale of 850,000 shares of common stock made during the period from August 14, 2007 (inception) through September 30, 2007.

For the year ended September 30, 2007 the Company issued 390,000 shares of common stock for $39,000 ($0.10/share).

(B) In-Kind Contribution

For the six months ended March 31, 2011 a principal stockholder of the Company contributed services on behalf of the Company related to the acquisition of the intellectual property with a fair value of $287,000 (See Note 7).

For the six months ended March 31, 2011, a stockholder of the Company contributed services having a fair value of $2,600 (See Note 7).

For the year ended September 30, 2010, a stockholder of the Company contributed services having a fair value of $5,200 (See Note 7).

For the six months ended March 31, 2011, the Company recorded contributed interest expense having a fair value of $12,824 (See Note 4).

NEXT FUEL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF MARCH 31, 2011
(UNAUDITED)

For the year ended September 30, 2010, the Company recorded contributed interest expense having a fair value of $25,506 (See Note 4).

For the year ended September 30, 2009, the Company recorded contributed interest expense having a fair value of $16,118 (See Note 4).

For the year ended September 30, 2009 a shareholder of the Company contributed services having a fair value of $5,200 (See Note 7).

For the year ended September 30, 2008 a shareholder of the Company contributed services having a fair value of $5,200 (See Note 7).

For the period from August 14, 2007 (Inception) through September 30, 2007 a shareholder of the Company contributed services having a fair value of $700 (See Note 7).

For the period from August 14, 2007 (Inception) through September 30, 2007 a principal stockholder of the Company contributed cash of $100 (See Note 7).

(C) Stock Issued for Services and Intellectual Property

On March 28, 2011, the Company issued 3,010,000 shares of Company’s common stock, having a fair value of $13,394,500 on the grant date and 1,000,000 warrants having a fair value of $4,250,499(See Note 3(F)) in exchange for intellectual property.

On August 14, 2007, the Company issued 5,000,000 shares of common stock to its founders having a fair value of $500 ($0.0001/share) in exchange for services provided (See Note 7).

(D) Treasury Shares

During the year ended September 30, 2009, the Company re-purchased 1,424,731 shares of common stock for $53,000.

During the year ended September 30, 2008, the Company re-purchased 1,075,269 shares of common stock for $40,000.

(E) Subscription Receivable

On March 28, 2011, the Company entered into a stock subscription agreement for the sale of up to 1,000,000 shares of common stock in two installments.  The Company sold, in the first installment, an aggregate of 50,000 shares of common stock in exchange for a subscription receivable totaling $100,000 ($2/share), less $4,038 in stock offering costs. During the month of April 2010, the Company collected $100,000. (See Note 10)

NEXT FUEL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF MARCH 31, 2011
(UNAUDITED)

(F)  Stock Warrants Issued for Intellectual Property

The following tables summarize all warrant grants for the three months ended March 31, 2011 and 2010, and the related changes during these periods are presented below.

	Number of Warrants	Weighted Average Exercise Price
Stock Warrants
Balance at December 31, 2010	-	-
Granted	1,000,000	$0.20
Exercised	-
Expired	-
Balance at March 31, 2011	1,000,000
Warrants Exercisable at March 31, 2011	1,000,000	$0.20

On March 28, 2011, the Company granted 1,000,000 two year warrants having an exercise price of $0.20 per share. The options vest immediately. The Company has valued these options at their fair value using the Black-Scholes option pricing method.  The assumptions used were as follows:

Expected life:	1 year
Expected volatility:	29.1%
Risk free interest rate:	0.25%
Expected dividends:	0%

NEXT FUEL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF MARCH 31, 2011
(UNAUDITED)

(G)  Conversion of Note Payable

During the six months ended March 31, 2011, a related party stockholder converted a $50,000 loan into 500,000 shares of common stock.  In addition, the Company recognized a $50,000 beneficial conversion upon the issuance of the note payable (See Note 5).

NOTE 4       LOAN PAYABLE

Through September 30, 2009, the Company received $325,750 of advances to fund operations of which $40,000 was repaid in 2009.  The loans were made pursuant to the Letter of Intent (See Note 9).  The remaining loan balance at March 31, 2011 is $285,750. Through  March 31, 2011, the Company recorded $54,448 as an in kind contribution of interest.  The advances are unsecured, non interest bearing and due on demand (See Note 3(B)).

NOTE 5       CONVERTIBLE LOAN PAYABLE – RELATED PARTY

On February 22, 2011, the Company received $50,000 for an unsecured convertible non-interest bearing note payable, due ten days after written demand is made.  All debt can be converted at the rate of $0.10 per share.  At March 28 2011, the stockholder converted $50,000 of convertible debt into 500,000 shares of common stock. In connection with the issuance of this note, the Company recognized a beneficial conversion of $50,000 that resulted in a discount to the note payable. The discount was being amortized into earnings over the term of the note. The discount was fully amortized as of March 28, 2011 due to the note being converted (See Note 3(G), 6 and 7).

NEXT FUEL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF MARCH 31, 2011
(UNAUDITED)

NOTE 6       COMMITMENTS

On October 12, 2007 the Company entered into a consulting agreement to receive administrative and other miscellaneous services.  The Company is required to pay $5,000 a month.  The agreement will remain in effect unless either party desires to cancel the agreement.   This agreement has been terminated effective October 1, 2008. Effective February 1, 2011,the Company re-entered the consulting agreement.  The Company is required to pay $4,500 a month.  The agreement will remain in effect unless either party desires to cancel the agreement.

NOTE 7       RELATED PARTY TRANSACTIONS

For the six months ended March 31, 2011, a stockholder of the Company contributed services having a fair value of $2,600 (See Note 3(B)).

For the six months ended March 31, 2011 a principal stockholder of the Company contributed services on behalf of the Company in the acquisition of the intellectual property with a fair value of $287,000 (See Note 3(B)).

On February 22, 2011, the Company received $50,000 for an unsecured convertible non-interest bearing note payable, due ten days after written demand is made.  All debt can be converted at the rate of $0.10 per share.  At March 28, 2011 the stockholder converted $50,000 of convertible debt into 500,000 shares of common stock. In connection with the issuance of this note, the Company recognized a beneficial conversion of $50,000 that resulted in a discount to the note payable. The discount was being amortized into earnings over the term of the note. The discount was fully amortized as of March 28, 2011 due to the note being converted (See Note 3(G) 5, and 6).

For the year ended September 30, 2010 a stockholder of the Company contributed services having a fair value of $5,200 (See Note 3(B)).

For the year ended September 30, 2009 a stockholder of the Company contributed services having a fair value of $5,200 (See Note 3(B)).

For the year ended September 30, 2008 the stockholder of the Company contributed services having a fair value of $5,200 (See Note 3(B)).

NEXT FUEL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF MARCH 31, 2011
(UNAUDITED)

For the period from August 14, 2007 (Inception) through September 30, 2007, the Company received $100 from a principal stockholder. Proceeds have been recorded as an in-kind contribution (See Note 3(B)).

For the period from August 14, 2007 (Inception) through September 30, 2007 the shareholder of the Company contributed services having a fair value of $700 (See Note 3(B)).

On August 14, 2007, the Company issued 5,000,000 shares of common stock to its founders having a fair value of $500 ($0.0001/share) in exchange for services provided (See Note 3(C)).

NOTE 8       GOING CONCERN

As reflected in the accompanying unaudited condensed financial statements, the Company is in the development stage with no operations and has a net loss since inception of $18,572,200 and negative cash flows from operations of $442,069 from inception. In addition there is a working capital deficiency of $356,425 and stockholders’ deficiency of $354,541 as of March 31, 2011. This raises substantial doubt about its ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

NOTE 9       BINDING LETTER OF INTENT

On April 6, 2009 the Company entered into a binding letter of intent with Next Fuel, Inc.  Pursuant to the letter of intent, the Company will issue to Next Fuel approximately 75% of the Company’s outstanding shares for total consideration of $300,000.  The agreement was terminated on February 22, 2011 without consummating the acquisition (See Note 4).

NEXT FUEL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF MARCH 31, 2011
(UNAUDITED)

NOTE 10     SUBSEQUENT EVENTS

On April 1, 2011, the Company entered into a two-year employment agreement with its executive, with the initial term of the employment agreement expiring on March 31, 2013.  The employment agreement provides him with annual compensation of $120,000 per year, with annual bonus and salary increases determined by the Company.  The agreement also calls for its executive to receive health benefits.

On April 1, 2011, the Company entered into a two-year employment agreement with its executive, with the initial term of the employment agreement expiring on March 31, 2013.  The employment agreement provides him with annual compensation of $120,000 per year, with annual bonus and salary increases determined by the Company.  The agreement also calls for its executive to receive health benefits.

On April 1, 2011, the Company entered into a two-year employment agreement with its executive, with the initial term of the employment agreement expiring on March 31, 2013.  The employment agreement provides him with annual compensation of $120,000 per year, with annual bonus and salary increases determined by the Company.  The agreement also calls for its executive to receive health benefits.

On April 1, 2011, the Company entered into a two-year employment agreement with its executive, with the initial term of the employment agreement expiring on March 31, 2013.  The employment agreement provides him with annual compensation of $70,000 per year, with annual bonus and salary increases determined by the Company.  The agreement also calls for its executive to receive health benefits.

On April 6, 2011, the Company issued 25,000 shares of common stock for $50,000 ($2/share).

On April 15, 2011, the Company issued 25,000 shares of common stock for $50,000 ($2/share).

On May 13, 2011, the Company issued 950,000 shares of common stock for a purchase price of $2 per share as the second installment of the subscription agreement (See Note 3).

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of issuance and distribution.

The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the SEC registration fee, the amounts stated are estimates.

SEC Registration Fee	$736
Legal Fees and Expenses	$20,000
Accounting Fees and Expenses	$10,000
Miscellaneous	$5,000
Total:	$35,736

Item 14. Indemnification of directors and officers.

Our Certificate of Incorporation provides that we shall indemnify any and all persons whom we shall have power to indemnify to the fullest extent permitted by the Nevada Corporate Law.  Article VII of our by-laws provides that we shall indemnify our authorized representatives to the fullest extent permitted by the Nevada Law.  Our by-laws also permit us to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not we would have the power to indemnify such person against such liability under the foregoing provision of the by-laws.

Subsection 1 of Section 78.7502 of Chapter 78 of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

Subsection 2 of Section 78.7502 of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Subsection 3 of Section 78.7502 of the Nevada Revised Statutes further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue or matter therein, that person shall be indemnified by the corporation against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith.

Section 78.751 of the Nevada Revised Statutes provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

Section 78.751 of the Nevada Revised Statutes further provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

Finally, Section 78.752 of the Nevada Revised Statutes provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

Item 15.  Recent Sales of Unregistered Securities

The Company reports the following unregistered sales of securities as described below:

Private placements for cash

(1)  Sales to Affiliates of San Ding Jiu Yuan Beijing Venture Investment Company

Pursuant to a Subscription  Agreements dated March 28, 2011 and May 13, 2011 three individuals affiliated with San Ding Jiu Yuan Beijing Venture Investment Company (collectively, "San Ding") the Company sold One Million shares of Common Stock for Two ($2.00) Dollars (U.S.) per share for an aggregate amount of Two Million ($2,000,000) Dollars (US).   Mr. Guangwei Guo, a representative of San Ding, became a member of the Company's Board of Directors.

Mr. Gwangwei Guo, a member of the Company's Board of Directors, purchased an additional Four Hundred Thousand (400,000) shares of Common Stock of the Company for a purchase price of Three ($3.00) Dollars (US) per share in a transaction in which the Company raised One Million Two Hundred Thousand ($1,200,000) Dollars (US).

As a result of these transactions three individuals affiliated with San Ding own One Million Four Hundred Thousand shares of our Common Stock.  The offer and sales to San Ding and its affiliates were exempt from registration pursuant to Regulation S of the Securities and Exchange Commission.

San Ding Jiu Yuan Beijing Venture Investment Company and its affiliates (collectively, "San Ding") executed and delivered to the Company Lock-up and Installment Re-Sale Restriction Agreements dated as of March 28, 2011 and as of May 13, 2011 (collectively, the "San Ding Lock-up Agreement").  Pursuant to this Agreement, San Ding agreed to restrictions on selling, short sales, pledges, loans, assignments or otherwise transferring any shares purchased.  These transactions are called "Restricted Transactions."  Certain private sales are exempt from these re-sale restrictions, provided the buyer agrees to restrict re-sales to the same extent as San Ding has agreed in the San Ding Lock-up Agreement.

Two time periods with different levels of restrictions are covered by the San Ding Lock-up Agreement.

During the first time period (the "Lock-up Period"), no Restricted Transactions are permitted.  The Lock-up Period started immediately and ends on the first anniversary of the last day of the calendar month during which the later of two events occurs: (i) the date a Registration Statement pursuant to Section 5 of the Securities Act of 1933 covering the resale of shares of Common Stock of the Company becomes effective by order of the SEC, which Registration Statement includes shares of Common Stock sold in the private placement or (ii) the date the Company raises at least Three Million ($3,000,000) Dollars (US) in the private placement, including from sales to San Ding described in this Report.

The second time period covered by the San Ding Lock-up Agreement (the "Installment Re-Sale Period") begins immediately after the Lock-up Period and ends on the first (1st) annual anniversary of the beginning of the Installment Re-Sale Period.  During the Installment Re Sale Period, San Ding is permitted to sell during any calendar month a number of shares equal to the lower of Eight and One Half (8.5%) of the shares purchased, or its pro rata share of the average weekly reported volume of trading of the Company's shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks that ended immediately prior to the beginning of the calendar month during which the sale occurs (the "Average Weekly Volume").  San Ding's pro rata share is determined by dividing (i) the number of shares owned by San Ding, by (ii) the number of shares whose resale is restricted by agreements with San Ding and other investors in the private placement.

After the Installment Re-Sale Period ends, San Ding is free to sell or otherwise transfer shares without restriction, except any restrictions imposed by securities laws, rules and regulations.

The Company also entered into a Registration Rights Agreement dated May 13, 2011 with San Ding (the "Registration Rights Agreement"). The Registration Rights Agreement requires the Company to use reasonable commercial efforts to file by July 11, 2011 a registration statement to register for re-sale the shares purchased by San Ding and to use reasonable commercial efforts to cause the registration to become effective within six months after the registration statement is filed. The Registration Rights Agreement includes liquidated damages, if the Company fails to achieve the target dates, because the Company fails to use commercially reasonable efforts. The Registration Rights Agreement contains other provisions common to agreements of this nature.

(2)  Sales to Benchmark Capital

In transactions exempt from registration by reason of Section 4 (2) of the Securities Act of 1933, as amended, in April 2011 the Company sold in two installments 50,000 shares of its Common Stock to Benchmark Capital at a price of $2.00 per share for a total purchase price of $100,000.  The Company did not agree to register any of the Benchmark Capital shares for re-sale.  Benchmark Capital agreed to re-sell the shares only in compliance with exemption from registration requirements, but did not enter into any lock-up or similar agreement restricting re-sales beyond the restrictions imposed by securities laws.

(3)  Sales to Hawk Opportunity Fund, LP and its General Partners

In transactions exempt from registration by reason of Section 4 (2) of the Securities Act of 1933, as amended, on March 28, 2011, the Company also sold Five Hundred Thousand (500,000) shares of Common Stock to Hawk Opportunity Fund, L. P. ("Hawk") upon conversion of a $50,000 loan from Hawk to the Company. reported in a Form 8-K filed with the Securities and Exchange Commission on February 22, 2011.  In addition, certain shares and options to purchase shares were transferred by John Cline to Hawk and its affiliates, who was then the Company's Chief Executive Officer.  Such transactions were reported in Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 22, 2011 and February 28, 2011 and April 1, 2011.

Shares issued in connection with acquisitions of technology and intellectual property

In transactions exempt from registration by reason of Section 4 (2) of the Securities Act of 1933, as amended, on March 28, 2011, the Company issued Three Million Ten Thousand (3,010,000) shares of Common Stock and a Warrant to purchase an additional One Million Shares of Common Stock to five persons (the "Technology Sellers") in connection with the acquisition of certain technology described in Item 2 of Part I of this Report, which information is incorporated by reference into this Item.

These sales and related transactions resulted in changes in control of the Company as reported in Item 5 of Part II of this Report, which information is incorporated by reference into this Item.

 The Technology Sellers executed and delivered to the Company a Lock-up and Installment Re-Sale Restriction Agreement dated as of March 28, 2011 (the "Acquisition Lock-up Agreement").  Pursuant to this Acquisition Lock-up Agreement, the Technology Sellers agreed to restrictions on sales, short sales, pledges, loans, assignments or other transfers any of the shares and warrants they acquired.  These transactions are called "Restricted Transactions."  Certain private sales are exempt from the Restricted Transactions restrictions, provided the buyer agrees to comply with the restrictions on Restricted Transactions to the same extent as the Technology Sellers have agreed in the Acquisition Lock-up Agreement.

Two time periods with different levels of restrictions are covered by the Acquisition Lock-Up Agreement.

During the first time period (the "Lock-up Period"), no Restricted Transactions are permitted. The Lock-up Period started immediately and ends on the first anniversary of last day of the calendar month during which the later of two events occurs: (i) the date a Registration Statement pursuant to Section 5 of the 1933 Securities Act of 1933, as amended, covering resale of shares of Common Stock of the Company becomes effective by order of the SEC, which Registration Statement includes shares of Common Stock sold in a private placement, as defined in the Registration Rights or (ii) the date the Company raises at least Three Million ($3,000,000) Dollars (US) in private placement(s), including from sales to San Ding described in this Report.

The second time period (the "Installment Re-Sale Period") begins immediately after the Lock-up Period and ends on the first (1st) annual anniversary of the beginning of the Installment Re-Sale Period.  During the Installment Re Sale Period, each of the Technology Sellers are permitted to sell during any calendar month a number of shares equal to the lower of Eight and One Half (8.5%) of the shares they purchased, or their pro rata share of the average weekly reported volume of trading of the Company's shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks that ended immediately prior to the beginning of the calendar month during which the sale occurs (the "Average Weekly Volume").  The pro rata share of each Technology Seller is determined by dividing (i) the number of shares owned by that Technology Seller, by (ii) the number of shares owned by all Technology Sellers.

After the Installment Re-Sale Period ends, the Technology Sellers are free to sell or otherwise transfer shares without restriction, except any restrictions imposed by securities laws, rules and regulations.

Shares  and warrants  issued to service providers

None

Shares issued to officers, directors and employees

Concurrently with the issuances of shares as described above the following persons became officers and directors of the Company:
Robert H. Craig
Robin Kindle
Song Jin
Guangwei Guo

Exemption from registration claimed

Issuance of the shares and warrants described above was not registered under the Securities Act of 1933.

The issuance of the shares to Affiliates of San Ding Jiu Yuan Beijing Venture Investment Company was exempt from registration under the Securities Act of 1933 by reason of Regulation S of the Securities and Exchange Commission.  All such purchasers are citizens of the Peoples Republic of China who reside outside the United States.  Legends prohibiting re-sale within the United States were affixed to the stock certificates issued to such investors.

The issuance of all other shares was exempt from registration, pursuant to Section 4(2) of the Securities Act of 1933. These securities qualified for exemption since in each case the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the sale, size of the offering, manner of the offering and number of securities offered. In addition, these shareholders have the necessary investment intent as required by Section 4(2) since each agreed to and received a share certificate and/or warrants bearing a legend stating that such securities are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for these issuances.

Item 16. Exhibits.

Exhibit No.	Description

3.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to Company's form S-1 filed on July 28, 2008).

3.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to Company's periodic report on form 8-K filed on June 18, 2010).

4.1	Warrant to Purchase Common Stock dated December 11, 2009 (incorporated by reference to Exhibit 4.2 to Company's current report filed on form 8-K filed on December 17, 2009).

5.1	Legal Opinion of Ward and Smith, P. A. (incorporated by reference from Exhibit 23.1)

10.1
Technology and Intellectual Property Purchase Agreement dated as of March 28, 2011 by and between Robert H. Craig, Song Jin, Robin Kindle, Jon Larsen and Anhui Lu; and the Company. incorporated by reference from a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011

10.2
Warrant for One Million Shares of Common Stock of the Company, dated as of March 28, 2011, issued to Robert H. Craig incorporated by reference from a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011

10.3
Lock-Up and Installment Re-Sales Restriction Agreement dated as of March 28, 2011 between and among Company and Robert H. Craig, Song Jin, Robin J. Kindle, Jon Larsen and Anhui Lu incorporated by reference from a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011.

10.4
Employment and Non-Competition Agreement dated as of April 1, 2011 between the Company and Robert H. Craig incorporated by reference from a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011.

10.5
Employment and Non-Competition Agreement dated as of April 1, 2011 between the Company and Song Jin incorporated by reference from a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011.

10.6
Employment and Non-Competition Agreement dated as of April 1, 2011 between the Company and Robin Kindle incorporated by reference from a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011.

10.7
Employment and Non-Competition Agreement dated as of April 1, 2011 between the Company and Jon Larsen incorporated by reference from a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011.

10.8
Subscription Agreement between the Company and San Ding Jiu Yuan Beijing Venture Investment Company and its General Partner Peng Min incorporated by reference from a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011.

10.9
Lock-Up And Installment Re-Sales Restriction Agreement as of March 28, 2011 between and among the Company and San Ding Jiu Yuan Beijing Venture Investment Company and its General Partner Peng Min incorporated by reference from a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011.

10.10	Amended and Restated Bylaws (as of March 28, 2011) of the Company incorporated by reference from a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011.

10.11	Subscription Agreement dated as of May 13, 2011 between and among the Company and Peng Min, Guangwei Guo and Zhiqiang Siu.

10.12	Lock-Up And Installment Re-Sales Restriction Agreement dated as of May 13, 2011 between and among the Company and Peng Min, Guangwei Guo and Zhiqiang Siu.

10.13	Registration Rights Agreement dated as of May 13, 2011 between and among the Company and Peng Min, Guangwei Guo and Zhiqiang Siu.

23.1	Legal Opinion and Consent of Ward and Smith

23.2	Consent of Webb & Company, P. A.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by section 10(a)(3) of the Securities Act.

•
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

•
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned registrant hereby also undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Finally, the undersigned registrant hereby undertakes that, for purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Sheridan, State of Wyoming, on July 11, 2011.

NEXT FUEL, INC.,
a Nevada corporation

By:	/s/ Robert H. Craig
Name:	Robert H. Craig
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Craig and Robin Kindle and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Next Fuel, Inc..) to sign any or all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates stated.

Name and Signature	Title	Date

/s/ Robert H. Craig	Chief Executive Officer, Principal Executive Officer, and Director	July 11, 2011

/s/ Robin Kindle	Principal Financial Officers and Principal Accounting Officer	July 11, 2011
Robin Kindle

/s/ Song Jin	Director	July 11, 2011
Song Jin

/s/ Guangwei Guo	Director	July 11, 2011
Juangwei Guo

EXHIBITS INDEX

Exhibit No.	Description

3.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to Company's form S-1 filed on July 28, 2008).

3.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to Company's periodic report on form 8-K filed on June 18, 2010).

4.1	Warrant to Purchase Common Stock dated December 11, 2009 (incorporated by reference to Exhibit 4.2 to Company's current report filed on form 8-K filed on December 17, 2009).

5.1	Opinion of Ward and Smith, P. A. (incorporated by reference from Exhibit 23.1)

10.1
Technology and Intellectual Property Purchase Agreement dated as of March 28, 2011 by and between Robert H. Craig, Song Jin, Robin Kindle, Jon Larsen and Anhui Lu; and the Company. incorporated by reference from a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011

10.2
Warrant for One Million Shares of Common Stock of the Company, dated as of March 28, 2011, issued to Robert H. Craig incorporated by reference from a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011

10.3
Lock-Up and Installment Re-Sales Restriction Agreement dated as of March 28, 2011 between and among Company and Robert H. Craig, Song Jin, Robin J. Kindle, Jon Larsen and Anhui Lu incorporated by reference from a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011.

10.4
Employment and Non-Competition Agreement dated as of April 1, 2011 between the Company and Robert H. Craig incorporated by reference from a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011.

10.5
Employment and Non-Competition Agreement dated as of April 1, 2011 between the Company and Song Jin incorporated by reference from a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011.

10.6
Employment and Non-Competition Agreement dated as of April 1, 2011 between the Company and Robin Kindle incorporated by reference from a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011.

10.7
Employment and Non-Competition Agreement dated as of April 1, 2011 between the Company and Jon Larsen incorporated by reference from a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011.

10.8
Subscription Agreement between the Company and San Ding Jiu Yuan Beijing Venture Investment Company and its General Partner Peng Min incorporated by reference from a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011.

10.9
Lock-Up And Installment Re-Sales Restriction Agreement as of March 28, 2011 between and among the Company and San Ding Jiu Yuan Beijing Venture Investment Company and its General Partner Peng Min incorporated by reference from a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011.

10.10	Amended and Restated Bylaws (as of March 28, 2011) of the Company incorporated by reference from a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011.

10.11	Subscription Agreement dated as of May 13, 2011 between and among the Company and Peng Min, Guangwei Guo and Zhiqiang Siu.

10.12	Lock-Up And Installment Re-Sales Restriction Agreement dated as of May 13, 2011 between and among the Company and Peng Min, Guangwei Guo and Zhiqiang Siu.

10.13	Registration Rights Agreement dated as of May 13, 2011 between and among the Company and Peng Min, Guangwei Guo and Zhiqiang Siu.

23.1	Legal Opinion and Consent of Ward and Smith

23.2	Consent of Webb & Company, P.A.